                                                               EXHIBIT (a)(1)(F)

AMENDED AND RESTATED OFFERING MEMORANDUM

                                   [ARC LOGO]

                         EXCHANGE OFFER FOR OUTSTANDING
               5 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

                             ----------------------

         WE HAVE AMENDED THE TERMS OF THE EXCHANGE OFFER. THE EXCHANGE OFFER, AS AMENDED, WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, SEPTEMBER 25, 2002, UNLESS EXTENDED OR EARLIER TERMINATED BY AMERICAN RETIREMENT CORPORATION.

                             ----------------------

         In exchange for each $1,000 principal amount of our 5 3/4% Convertible Subordinated Debentures Due October 1, 2002, American Retirement Corporation is offering a total of $1,029 principal amount of new notes consisting of:

         - not less than $839 and not more than $902 principal amount of our new 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002, and

         - not more than $190 and not less than $127 principal amount of our new 10% Series B Convertible Senior Subordinated Notes Due April 1, 2008.

         Although the total principal amount of Series A Notes and Series B Notes issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029, the relative principal amount of the Series A Notes and the Series B Notes to be issued in the exchange will be determined based upon the aggregate principal amount of old convertible debentures that are tendered in the exchange. We will not issue more than $16.0 million principal amount of Series B Notes in the exchange. As a result, as the aggregate principal amount of old convertible debentures tendered in the exchange offer increases, the relative principal amount of Series B Notes to be issued in the exchange will decrease, and the relative principal amount of Series A Notes to be issued will increase, to the extent necessary to limit the aggregate principal amount of Series B Notes to $16.0 million. We describe the method by which the principal amount of Series A Notes and Series B Notes to be issued in the exchange will be determined in greater detail in the sections titled "Summary - The Exchange Offer," beginning on page 12 of this offering memorandum, and "The Exchange Offer - Terms of the Exchange Offer," beginning on page 37 of this offering memorandum.

         The Series A Notes and the Series B Notes will be unsecured and subordinated in right of payment to our present and future debt and capital lease obligations. The Series A Notes and Series B Notes will rank senior to the 5 3/4% Convertible Subordinated Debentures that remain outstanding after the exchange offer.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 17 OF THIS OFFERING MEMORANDUM BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The exchange offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions from registration provided by certain state securities laws.

           The date of this offering memorandum is September 12, 2002.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS OFFERING MEMORANDUM AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL. THE INFORMATION IN THIS OFFERING MEMORANDUM SUPERCEDES THE INFORMATION CONTAINED IN OUR OFFERING MEMORANDUM, DATED AUGUST 14, 2002, AND OUR SUPPLEMENT TO OFFERING MEMORANDUM, DATED AUGUST 29, 2002. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS OFFERING MEMORANDUM.

         THIS OFFERING MEMORANDUM INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS OFFERING MEMORANDUM. SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "INCORPORATION OF DOCUMENTS BY REFERENCE."

                             ----------------------

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABT THE EXCHANGE OFFER......................................1
SUMMARY...........................................................................9
RISK FACTORS.....................................................................17
USE OF PROCEEDS..................................................................23
PRICE RANGE OF COMMON STOCK......................................................23
TRADING MARKET FOR THE OLD CONVERTIBLE DEBENTURES................................24
SELECTED COMBINED CONSOLIDATED FINANCIAL DATA....................................25
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA........................27
THE REFINANCING PLAN.............................................................31
THE EXCHANGE OFFER...............................................................36
DESCRIPTION OF THE NEW NOTES.....................................................46
DESCRIPTION OF THE OLD CONVERTIBLE DEBENTURES....................................53
COMPARISON OF RIGHTS BETWEEN THE OLD CONVERTIBLE DEBENTURES AND THE NEW
       NOTES.....................................................................59
DESCRIPTION OF CAPITAL STOCK.....................................................61
BOOK ENTRY SYSTEM - THE DEPOSITORY TRUST COMPANY.................................69
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....................................71
PLAN OF DISTRIBUTION.............................................................75
INDEPENDENT AUDITORS.............................................................75
WHERE YOU CAN FIND MORE INFORMATION..............................................76
INCORPORATION OF DOCUMENTS BY REFERENCE..........................................76

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

         The following are some of the questions you may have as a holder of the old convertible debentures and the answers to those questions.

Q:       WHO IS MAKING THE EXCHANGE OFFER?

A: American Retirement Corporation, the issuer of the old convertible debentures, is making this exchange offer.

Q:       WHY ARE WE AMENDING THE TERMS OF OUR ORIGINAL EXCHANGE OFFER?

A: Shortly after we began our original exchange offer, we orally contacted representatives of certain holders of a substantial portion of the old convertible debentures. As a result of those discussions, we concluded that, based on the existing terms of the exchange offer, we would not receive the minimum principal amount of tendered old convertible debentures required to satisfy the conditions of our loan agreement and contribution agreement with Health Care Property Investors, Inc., which are described below. As a result, we determined to change the terms of the exchange offer as indicated in this offering memorandum to make the offer more attractive to holders of the old convertible debentures.

Q:       HOW HAVE WE AMENDED THE TERMS OF THE ORIGINAL EXCHANGE OFFER?

A: Under the original terms of the exchange, for each $1,000 principal amount of your old convertible debentures that we accepted in the exchange, we offered to deliver:

                  -        $839 principal amount of Series A Notes;

                  - $190 principal amount of a Series B Senior Subordinated Note Due September 30, 2009; and

                  - 13 warrants, each warrant to purchase one share of our common stock at an exercise price of $3.50 per share and with an expiration date of September 30, 2009.

         Under the revised terms, we are offering to exchange a total of $1,029 principal amount of new notes consisting of:

         - not less than $839 and not more than $902 principal amount of our new 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002, and

         - not more than $190 and not less than $127 principal amount of our new 10% Series B Convertible Senior Subordinated Notes Due April 1, 2008.

         Although the total principal amount of Series A Notes and Series B Notes issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029, the relative principal amount of the Series A Notes and the Series B Notes to be issued in the exchange will be determined based upon the aggregate principal amount of old convertible debentures that are tendered in the exchange. We will not issue more than $16.0 million principal amount of Series B Notes in the exchange. As a result, as the aggregate principal amount of old convertible debentures tendered in the exchange offer increases, the principal amount of Series B Notes to be issued in the exchange will decrease, and the principal amount of Series A Notes to be issued will increase, to the extent necessary to limit the aggregate principal amount of Series B Notes to $16.0 million.

         The following table illustrates the principal amount of Series A Notes and Series B Notes to be issued in exchange for each $1,000 principal amount of the old convertible debentures that we accept in the exchange assuming various levels of participation in the exchange offer:

                                                                 PRINCIPAL AMOUNT PER $1,000 TENDERED
                                                            --------------------------------------------
                            PRINCIPAL AMOUNT OF OLD
% OF OLD CONVERTIBLE         CONVERTIBLE DEBENTURES         SERIES A          SERIES B
DEBENTURES TENDERED                 TENDERED                 NOTES              NOTES             TOTAL
--------------------        ------------------------        --------          ---------          -------
       95%                     $126,000,000                   $902                $127           $1,029
       90                       119,637,000                    895                 134            1,029
       85                       112,990,500                    887                 142            1,029
       80                       106,344,000                    879                 150            1,029
       75                        99,697,500                    869                 160            1,029
       70                        93,051,000                    857                 172            1,029
       65                        86,404,500                    844                 185            1,029
       60                        79,758,000                    839                 190            1,029
       55                        73,111,500                    839                 190            1,029
       50 or less                66,465,000 or less            839                 190            1,029

         At this time, we do not know the aggregate principal amount of old convertible debentures that will be tendered in the exchange offer or the resulting principal amount of Series A Notes and Series B Notes that would be issued in exchange for each $1,000 principal amount of the old convertible debentures.

         The Series B Notes will be convertible into shares of our common stock at any time prior to maturity, at the option of the holder, at a conversion price of $2.25 per share. The Series B Notes are redeemable, in whole or in part, at our option, at any time, at a premium starting at 105% of the principal amount, declining to 100% of the principal amount during the term of the Series B Notes. We describe the terms of the Series A Notes and the Series B Notes and the method by which the principal amount of Series A Notes and Series B Notes to be issued in the exchange will be determined in greater detail in the sections titled "Summary - The Exchange Offer," beginning on page 12 of this offering memorandum, "The Exchange Offer - Terms of the Exchange Offer" beginning on page 37 of this offering memorandum, and "Description of the New Notes," beginning on page 46 of this offering memorandum.

Q: WILL YOU RECEIVE THE CONSIDERATION OFFERED UNDER THE REVISED TERMS OF THE EXCHANGE OFFER IF YOU HAVE ALREADY TENDERED YOUR OLD CONVERTIBLE DEBENTURES?

A: Yes, all holders of old convertible debentures will receive the same consideration in the exchange, even if you have already tendered your old convertible debentures. If you have already tendered your old convertible debentures, you do not need to take any additional action to properly tender your old convertible debentures.

Q:       WHY ARE WE MAKING THE EXCHANGE OFFER?

A: The outstanding principal balance of the old convertible debentures of $132.9 million and accrued interest of approximately $3.8 million are due upon maturity of the old convertible debentures on October 1, 2002. We do not currently have sufficient funds to pay the principal balance of the old convertible debentures when they mature. We have entered into a loan agreement with Health Care Property Investors, Inc., or HCPI, a real estate investment trust, pursuant to which HCPI has agreed to make a $112.8 million non-recourse loan to one of our subsidiaries. We have also entered into a contribution agreement with HCPI pursuant to which HCPI has agreed to acquire a minority interest in certain of our subsidiaries for $12.2 million. The HCPI transactions will generate net proceeds of approximately $119.8 million, after paying transaction costs and expenses related to the HCPI loan and equity investment and the exchange offer of approximately $5.2 million. We will use these net proceeds, together with cash on hand, to repay first the principal amount of the Series A Notes when they mature on September 30, 2002 and then the principal amount of the remaining old convertible debentures when they mature on October 1, 2002. We describe the loan agreement and the contribution agreement with HCPI in greater detail in the sections titled "Summary - The Refinancing Plan," beginning on page 9 of this offering memorandum, and "The Refinancing Plan," beginning on page 31 of this offering memorandum.

         The loan agreement and the contribution agreement with HCPI are subject to certain conditions, including our receipt of the valid tender of at least 75% of the principal amount, or approximately $99.7 million, of the old convertible debentures in the exchange offer on the terms described in this offering memorandum. If the holders of the old convertible debentures do not validly tender at least 75% of the aggregate principal amount of the old convertible debentures and we do not consummate the loan and equity investment with HCPI, we will be forced to seek other financing alternatives. At the present time, we do not have any alternative sources of financing that would provide us with sufficient funds to repay the Series A Notes and the old convertible debentures at maturity. As a result of our current financial condition and the fact that substantially all of our properties are fully encumbered by mortgage or lease financings, we do not believe we would be able to obtain such alternative financing prior to the maturity of the Series A Notes and the old convertible debentures. We also do not believe that we would be able to sell our properties in the time or at values necessary to raise sufficient cash to satisfy the Series A Notes and the old convertible debentures at maturity. In addition, a sale of our assets could have adverse tax consequences to us.

         If we are unable to consummate the HCPI loan and equity investment by September 30, 2002 and repay the principal of and interest on the Series A Notes at maturity, we will be in default under approximately $137.3 million of our mortgage indebtedness and under the indenture governing the Series A Notes. In addition, because of cross-default and cross-collateralization provisions in many of our other debt instruments and leases, those defaults are likely to result in a default and acceleration of substantially all of our other debt and lease obligations, including the Series B Notes and the old convertible debentures. As of June 30, 2002, we had approximately $381.8 million of senior secured debt and capital lease obligations, $132.9 million of old convertible debentures and approximately $50.3 million of annual lease obligations. In addition, as of June 30, 2002, we had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. As a result, a default under the indentures and our other debt and lease obligations would have a material adverse effect upon us, and could make it necessary for us to seek protection from our creditors under federal bankruptcy laws. We describe the exchange offer in greater detail in the sections titled "Summary - The Exchange Offer," beginning on page 12 of this offering memorandum, and "The Exchange Offer," beginning on page 36 of this offering memorandum.

Q: IF THE EXCHANGE OFFER IS CONSUMMATED BUT YOU DO NOT TENDER YOUR OLD CONVERTIBLE DEBENTURES, HOW WILL YOUR RIGHTS BE AFFECTED?

A: Once the exchange offer is completed, any of your old convertible debentures that are not tendered and exchanged in the exchange offer will be subordinated to the Series A Notes and the Series B Notes. Your old convertible debentures will continue to be subordinated to all of our existing debt and capital lease obligations. In the event of a default under any of our debt agreements or capital leases, including the indentures governing the Series A Notes or the Series B Notes, we would be prohibited from making any payments of principal of or accrued interest on the old convertible debentures until we either cure the default or pay the principal of and interest on all our existing debt and capital lease obligations, including the Series A Notes and the Series B Notes. If a substantial number of the old convertible debentures are submitted for exchange in the exchange offer, the liquidity of any debentures that remain outstanding after completion of the exchange offer could be adversely affected.

Q:       WHAT WILL HAPPEN IF WE DO NOT RECEIVE THE LOAN AND EQUITY INVESTMENT
         FROM HCPI?

A: HCPI has agreed, subject to certain conditions, to loan one of our subsidiaries $112.8 million and to acquire a minority interest in certain of our subsidiaries for $12.2 million. The HCPI transactions will generate net proceeds of approximately $119.8 million, after paying transaction costs and expenses related to the HCPI loan and equity investment and the exchange offer of approximately $5.2 million. One of the conditions to the HCPI loan and equity investment is that we complete the exchange offer and that the holders of the old convertible debentures validly tender at least 75% of the principal amount, or approximately $99.7 million, of the old convertible debentures on the terms described in this offering memorandum. In the event that we are not able to consummate the loan and equity investment with HCPI, we will be forced to seek other financing alternatives. At the present time, we do not have any alternative sources of financing that would provide us with sufficient funds to repay the Series A Notes and the old convertible debentures at maturity. As a result of our current financial condition and the fact that substantially all of our properties are fully encumbered by mortgage or lease financings, we do not believe we would be able to obtain such alternative financing prior to the maturity of the Series A Notes and the old convertible debentures. We also do not believe that we would be able to sell our properties in the time or at values necessary to raise sufficient cash to satisfy the Series A Notes and the old convertible debentures at maturity. In addition, a sale of our assets could have adverse tax consequences to us.

         If we are unable to consummate the HCPI loan and equity investment by September 30, 2002 and repay the principal of and interest on the Series A Notes at maturity, we will be in default under approximately $137.3 million of our mortgage indebtedness and under the indenture governing the Series A Notes. In addition, because of cross-default and cross-collateralization provisions in many of our other debt instruments and leases, those defaults are likely to result in a default and acceleration of substantially all of our other debt and lease obligations, including the Series B Notes and the old convertible debentures. At June 30, 2002, we had approximately $381.8 million of senior secured debt and capital lease obligations, $132.9 million of old convertible debentures and approximately $50.3 million of annual lease obligations. In addition, as of June 30, 2002, we had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. As a result, a default under the indentures and our other debt and lease obligations would have a material adverse effect upon us, and could make it necessary for us to seek protection from our creditors under federal bankruptcy laws. We describe the loan agreement and contribution agreement with HCPI in greater detail in the sections titled "Summary - The Refinancing Plan," beginning on page 9 of this offering memorandum, and "The Refinancing Plan," beginning on page 31 of this offering memorandum.

Q:       WHAT AMOUNT OF OLD CONVERTIBLE DEBENTURES ARE WE SEEKING IN THE
         EXCHANGE OFFER?

A: We are seeking to exchange up to $126.0 million aggregate principal amount of our outstanding old convertible debentures. Currently, approximately $132.9 million principal amount of the old convertible debentures is outstanding.

Q: WHAT IS THE MINIMUM AMOUNT OF OLD CONVERTIBLE DEBENTURES REQUIRED TO BE TENDERED IN THE EXCHANGE OFFER?

A: The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of old convertible debentures. We intend to complete the exchange offer even if we do not receive the valid tender of 75% of the outstanding principal balance of the old convertible debentures or fail for any other reason to consummate the loan and the equity investment with HCPI.

Q:       WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE EXCHANGE OFFER?

A: The exchange offer is not conditioned upon receipt of a minimum principal amount of old convertible debentures and we intend to accept all old convertible debentures tendered up to a maximum aggregate principal amount of $126.0 million. The exchange offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered old convertible debentures. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer in our sole discretion for any or no reason. We describe the conditions to the exchange offer in greater detail in the section titled "The Exchange Offer - Conditions to the Exchange Offer," beginning on page 38 of this offering memorandum.

Q:       WHO MAY PARTICIPATE IN THE EXCHANGE OFFER?

A: All holders of our old convertible debentures may participate in the exchange offer.

Q: DO YOU HAVE TO TENDER ALL OF YOUR OLD CONVERTIBLE DEBENTURES TO PARTICIPATE IN THE EXCHANGE OFFER?

A: No. You do not have to tender all of your old convertible debentures to participate in the exchange offer.

Q: WHAT WILL YOU RECEIVE IN THE EXCHANGE OFFER IF YOU TENDER YOUR OLD CONVERTIBLE DEBENTURES AND THEY ARE ACCEPTED?

A: For each $1,000 principal amount of your old convertible debentures that we accept in the exchange, you will receive a total of $1,029 principal amount of new notes consisting of:

         - not less than $839 and not more than $902 principal amount of our new 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002, and

         - not more than $190 and not less than $127 principal amount of our new 10% Series B Senior Subordinated Convertible Notes Due April 1, 2008.

         Although the total principal amount of Series A Notes and Series B Notes issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029, the relative principal amount of the Series A Notes and the Series B Notes to be issued in the exchange will be determined based upon the aggregate principal amount of old convertible debentures that are tendered in the exchange. We will not issue more than $16.0 million principal amount of Series B Notes in the exchange. As a result, as the aggregate principal amount of old convertible debentures tendered in the exchange offer increases, the principal amount of Series B Notes to be issued in the exchange will decrease, and the principal amount of Series A Notes to be issued will increase, to the extent necessary to limit the aggregate principal amount of Series B Notes to $16.0 million. We describe the method by which the principal amount of Series A Notes and Series B Notes to be issued in the exchange will be determined in greater detail in the section titled "The Exchange Offer - Terms of the Exchange Offer," beginning on page 37 of this offering memorandum.

         You will not receive any cash in payment of the interest that has accrued, but is unpaid, on the old convertible debentures that are tendered and exchanged.

         We will accept all old convertible debentures tendered up to a maximum aggregate principal amount of $126.0 million. If more than $126.0 million principal amount of old convertible debentures is submitted under the exchange offer, we will select the old convertible debentures to be exchanged pro rata, disregarding fractions, according to the aggregate principal amount of old convertible debentures tendered by each holder of old convertible debentures. Any old convertible debentures tendered but not selected shall remain outstanding upon completion of the exchange offer.

Q:       HOW WILL THE SERIES A NOTES AND THE SERIES B NOTES RANK?

A: The Series A Notes and the Series B Notes will be our unsecured obligations, subordinated in right of payment to all of our existing and future indebtedness and capital lease obligations, but senior to any old convertible debentures that are not exchanged in the exchange offer. The Series A Notes and the Series B notes will be pari passu in right of payment. As of June 30, 2002, we had approximately $381.8 of indebtedness and capital lease obligations, excluding the principal amount of the old convertible debentures, and had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. The Series A Notes and the Series B Notes will be effectively subordinated to the indebtedness of our subsidiaries, including the indebtedness of our subsidiary to HCPI under the HCPI loan.

Q:       WHAT ARE THE TERMS OF THE SERIES A NOTES AND THE SERIES B NOTES?

A: The Series A Notes mature on September 30, 2002 and accrue interest at a rate of 5 3/4% per year on the principal amount. If we consummate the HCPI loan and equity investment, we will repay the entire principal amount of the Series A Notes, together with accrued interest, at maturity.

         The Series B Notes mature on April 1, 2008. The Series B Notes accrue interest at a rate of 10% per year on the principal amount, payable semi-annually on April 1 and October 1 of each year, beginning April 1, 2003. We have the option to pay up to 2% interest per year through the issuance of additional Series B Notes rather than in cash by giving advance notice to the trustee.

         The Series B Notes will be convertible into shares of our common stock at any time prior to maturity, at the option of the holder, at a conversion price of $2.25 per share.

         The Series B Notes are redeemable, in whole or in part, at our option, at any time, at a premium starting at 105% of the principal amount, declining to 100% of the principal amount during the term of the Series B Notes.

         We describe the Series A Notes and the Series B Notes in greater detail in the sections titled "Summary - The New Notes," beginning on page 15 of this offering memorandum, "Description of the New Notes," beginning on page 46 of this offering memorandum, and "Comparison of Rights Between the Old Convertible Debentures and the New Notes," beginning on page 59 of this offering memorandum.

Q:       WILL THE SERIES A NOTES AND THE SERIES B NOTES BE FREELY TRADABLE?

A: The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The new notes to be issued in the exchange offer have not been and will not be registered with the Securities and Exchange Commission. The new notes that you receive in the exchange offer should be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act, or in some cases by persons who hold old convertible debentures that were previously held by an affiliate of ours.

Q:       WILL THE SERIES A NOTES AND THE SERIES B NOTES BE LISTED?

A: Neither the Series A Notes nor the Series B Notes will be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the new notes.

Q:       WILL THE NEW NOTES BE ISSUED IN GLOBAL FORM?

A: Yes. The new notes issued in the exchange offer will be global securities and will be deposited with a custodian. You will not receive certificates representing your new notes. Your beneficial interest in the new notes will be evidenced only through records maintained in book-entry form by The Depository Trust Company, or DTC, and its participants.

Q: WHAT RISKS SHOULD YOU CONSIDER IN DECIDING WHETHER OR NOT TO TENDER YOUR OLD CONVERTIBLE DEBENTURES?

A: In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the old convertible debentures and the new notes described in the section of this offering memorandum entitled "Risk Factors," beginning on page 17 of this offering memorandum, and the documents incorporated by reference into this offering memorandum.

Q:       HOW DO YOU PARTICIPATE IN THE EXCHANGE OFFER?

A:       To participate in the exchange offer, you must deliver:

         - a completed letter of transmittal or an agent's message if the old convertible debentures are tendered through the DTC's Automated Tender Offer Program, or ATOP; and

         - the old convertible debentures or a notice of guaranteed delivery, unless the old convertible debentures are tendered through ATOP.

         All of these documents must be delivered to the exchange agent before the expiration date of the exchange offer. We describe the procedures for participating in the exchange offer in greater detail in the section titled "The Exchange Offer - Procedures for Exchanging Old Convertible Debentures," beginning on page 40 of this offering memorandum.

Q: WHAT IS THE PROCEDURE FOR TENDERING OLD CONVERTIBLE DEBENTURES IF YOU BENEFICIALLY OWN OLD CONVERTIBLE DEBENTURES THAT ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE?

A: If you beneficially own old convertible debentures that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old convertible debentures in the exchange offer, you should promptly contact the person in whose name the old convertible debentures are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old convertible debentures, you must make appropriate arrangements to register ownership of the old convertible debentures in your name or obtain a properly completed bond power from the person in whose name the old convertible debentures are registered.

Q:       WHEN DOES THE EXCHANGE OFFER EXPIRE?

A: The exchange offer will expire at 5:00 p.m., Eastern Time, on Wednesday, September 25, 2002, unless extended by us in our sole discretion.

Q:       MAY YOU WITHDRAW YOUR TENDER OF OLD CONVERTIBLE DEBENTURES?

A: Yes. You may withdraw any tendered old convertible debentures at any time prior to 5:00 p.m., Eastern Time, on the expiration date of the exchange offer. In addition, you may withdraw any tendered old convertible debentures if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.

Q: WHAT HAPPENS IF YOUR OLD CONVERTIBLE DEBENTURES ARE NOT ACCEPTED IN THE EXCHANGE OFFER?

A: If we decide for any reason not to accept your old convertible debentures for exchange, the old convertible debentures will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer. In the case of old convertible debentures tendered by book entry transfer into the exchange agent's account at DTC, any unaccepted old convertible debentures will be credited to your account at DTC.

Q: IF YOU DECIDE TO TENDER YOUR OLD CONVERTIBLE DEBENTURES, WILL YOU HAVE TO PAY ANY FEES OR COMMISSIONS IN THE EXCHANGE OFFER TO US OR THE EXCHANGE AGENT?

A: No. We will pay all expenses related to the exchange offer, other than transfer taxes and any commissions or concessions of any broker or dealer.

Q:       HOW WILL YOU BE TAXED ON THE EXCHANGE OF YOUR OLD CONVERTIBLE
         DEBENTURES?

A: Please see the section titled "United States Federal Income Tax Consequences," beginning on page 71 of this offering memorandum. The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Q: WHO CAN YOU CALL WITH QUESTIONS ABOUT HOW TO TENDER YOUR OLD CONVERTIBLE DEBENTURES?

A: You should direct any questions regarding procedures for tendering old convertible debentures or requests for additional copies of this offering memorandum, the letter of transmittal or the documents incorporated by reference in this offering memorandum to D.F. King & Co., Inc., our information agent. Its address is 77 Water Street, New York, New York 10005 and its toll-free phone number is (800) 735-3591.

Q: WHERE SHOULD YOU SEND YOUR LETTER OF TRANSMITTAL, CERTIFICATES FOR THE OLD CONVERTIBLE DEBENTURES AND OTHER REQUIRED DOCUMENTS?

A: You should send your letter of transmittal, certificates for the old convertible debentures and other required documents to U.S. Bank National Association, our exchange agent. Its address and telephone number are included on the back cover page of this offering memorandum.

                                     SUMMARY

         The following summary highlights some of the information from this offering memorandum and does not contain all of the information that is important to you. Before participating in the exchange offer, you should read this entire offering memorandum, including the section entitled "Risk Factors" and the documents incorporated by reference into this offering memorandum. In this offering memorandum, unless the context otherwise requires a different meaning, all references to "the company," "we," "our" and "us" refer to American Retirement Corporation and its subsidiaries.

                         AMERICAN RETIREMENT CORPORATION

         We are a national senior living and health care services provider offering a broad range of care and services to seniors within a residential setting. We currently operate 65 senior living communities in 14 states, consisting of 31 large continuing care retirement communities and independent living communities and 34 free-standing assisted living communities with an aggregate capacity for approximately 11,200 and 3,200 residents, respectively. We own 18 communities, lease 41 communities pursuant to long-term leases, and manage six communities pursuant to management agreements.

         Our long-term strategy is to develop and operate multiple communities within a major metropolitan region in order to create a "senior living network" that provides a continuum of housing and care for seniors. Many of our free-standing assisted living communities are located within the same major metropolitan regions as our large retirement centers and function as satellites to those retirement center hubs in order to form senior living networks and provide a broad range of housing and care alternatives within a market.

                              THE REFINANCING PLAN

         At the beginning of 2002, we had approximately $371.7 million of debt scheduled to mature during 2002, including $238.8 million of mortgage debt and $132.9 million principal amount of the old convertible debentures. As a result of these debt maturities, we had a net working capital deficit of $371.1 million as of December 31, 2001.

         In order to satisfy or extend our debts scheduled to mature during 2002 and to address our net working capital deficit, we considered a number of financing and capital raising alternatives and developed a refinancing plan in consultation with our investment banking advisor and our legal counsel and through discussions with our lenders and other third parties. The refinancing plan included extensions of existing debt maturities, refinancings of existing mortgage facilities, new mortgage financings, and sale lease-back arrangements. Pursuant to the refinancing plan, we have consummated sale lease-back transactions relating to 16 communities and various other refinancing and capital raising transactions, which generated gross proceeds of approximately $362.0 million. We used approximately $327.2 million of the proceeds to repay related debt and to fund reserve and escrow requirements related to these transactions. We used the remaining $34.8 million of proceeds to pay transaction costs associated with our refinancing plan and for working capital. As a result of the refinancing plan, we have extended the maturity of substantially all of our debt arrangements, other than the old convertible debentures, to January 2004 or later.

         The old convertible debentures are our only material remaining outstanding debt obligation maturing during the next 12 months. In order to address the maturity of the old convertible debentures, during March of this year, we entered into a non-binding commitment letter with HCPI relating to a proposed $125 million financing transaction. Subsequently, HCPI modified the terms of the original transaction to address its concerns relating to our liquidity position in view of an increasingly difficult operating environment, weaker than anticipated operating results to date, and higher than previously anticipated debt repayments required by certain senior lenders. As a consequence, HCPI amended its commitment letter to require higher minimum liquidity balances as a condition to closing, among other additional mandated closing conditions. Currently, we do not have any other practical alternatives to raise additional capital to satisfy HCPI's increased liquidity requirements. Consequently, HCPI further amended its commitment letter to require that we complete the exchange offer and receive the valid tender of at least 75% of the outstanding principal amount of the old convertible debentures. By reducing current cash payments through the issuance of the Series B Notes, we believe that the exchange offer will enable us to retain sufficient cash to address our current liquidity needs as well as satisfy the HCPI liquidity requirements.

         In accordance with the revised commitment letter, on August 14, 2002, we entered into a binding loan agreement with HCPI pursuant to which HCPI has agreed to make a $112.8 million non-recourse loan to our wholly owned subsidiary, ARCPI Holdings, Inc., or ARCPI. ARCPI will own and operate, among other assets, nine of our large retirement centers. As part of the HCPI loan and equity investment, the ownership and operation of each of the nine retirement centers will be divided between an operating entity and a real estate holding company. The real estate holding companies will own the real property comprising the nine retirement centers and will function solely as passive real estate holding companies whose sole purpose is to lease the nine retirement centers to the operating entities. The operating entities will operate the nine retirement centers pursuant to a long-term master lease with the real estate holding companies. The real estate holding companies will own the nine retirement centers subject to approximately $170.0 million of first mortgage debt and will receive lease payments from the operating entities pursuant to the master lease.

         In conjunction with the closing of the loan, under the terms of the contribution agreement, HCPI has agreed to make a $12.2 million equity investment in the real estate holding companies in return for a 9.8% ownership interest in each of the real estate holding companies. Immediately after closing, ARCPI will own a 90.2% interest in each real estate holding company and HCPI will own the remaining 9.8%. ARCPI will continue to own 100% of the operating entities and HCPI will have no interest in the operating entities. ARCPI will have the right for one year beginning four years after closing to repurchase HCPI's interest in the real estate holding companies for a formula purchase price. HCPI will have the right to purchase ARCPI's interest in the real estate holding companies beginning five years after the closing for a formula purchase price.

         The HCPI loan will mature five years after initial funding, and will have a stated interest rate of 19.5%; however, we will only be required to pay in cash 9% interest per year until April 2004. Thereafter, the cash interest payment rate will increase each year thereafter by fifty-five basis points. Interest only at the cash rate will be payable quarterly, with any unpaid interest accruing and compounding quarterly. The $112.8 million principal balance and all accrued interest will be payable at the maturity of the loan. We will be permitted to prepay the loan at any time after three years from the date of initial funding. ARCPI anticipates repaying the loan as soon as practicable after the third year using a combination of refinancings involving the nine retirement centers, including sale and leaseback and first mortgage financings, and corporate-level equity and debt financings. ARCPI also intends to reacquire the 9.8% equity interest in the real estate holding companies from HCPI as soon as practicable after the fourth anniversary of the closing pursuant to its purchase option. ARCPI has granted HCPI a right of first offer in conjunction with the refinancing of the nine retirement centers.

         The master lease will have an initial term of 15 years and two ten-year renewal options. Under the master lease, the real estate holding companies will receive monthly payments of rent from the operating entities. The initial rent payment is calculated using a 10.5% annual lease rate applied to the lease basis of the nine retirement centers of approximately $295.9 million. The rental payments escalate following the initial year based upon the greater of (i) the increase in the Consumer Price Index (subject to a floor of 2% and a ceiling of 4%) or (ii) during the initial five years of the lease term, a percentage of the increase in revenues at the nine retirement centers over the base year revenues. The percentage participation in future revenue increases are 20% in year 2, 25% in year 3, 30% in year 4, 35% in year 5, and 0% thereafter. The real estate holding companies will use the rental revenues under the master lease first to service the approximately $170.0 million mortgage debt on the nine retirement centers. The remaining rental income will be distributed to HCPI until it has received a 9% preferred distribution on its $12.2 million investment, then to ARCPI until it has received a 12% preferred distribution on its $112.8 million of invested capital. All of the remaining cash flows of the real estate holding companies will be paid 95% to ARCPI and 5% to HCPI. We anticipate that the distributions from the real estate holding companies to ARCPI will provide ARCPI with the funds necessary to satisfy all of its obligations to HCPI under the loan. All remaining cash flows from the real estate holding companies and all cash flows from the operating entities will be available to support our overall operations.

         The HCPI loan will be non-recourse and will be secured by a first-priority security interest in ARCPI's 90.2% ownership interests in the real estate holding companies, and in certain cash reserve accounts. Since the HCPI loan is non-recourse, if ARCPI defaults or fails to repay the loan or the accrued, but unpaid excess interest at maturity, HCPI's claim would be limited to foreclosing upon ARCPI's ownership interest in the real estate holding companies and the reserve accounts, provided that we have not engaged in fraud or certain other customary events of malfeasance. In the event of a foreclosure, HCPI would own a 100% interest in the real estate holding companies and consequently would receive all of the rents paid under the master lease by the operating entities. Under these circumstances, neither ARCPI, ARC, nor any of their respective subsidiaries, would have any further obligation to repay the accrued interest on or the principal balance of the HCPI loan. The operating entities would continue to be owned 100% by ARCPI and the operating entities would continue to operate the nine retirement centers under the master lease and would remain obligated to make rental payments and to comply with the other requirements under the lease.

         We will use the net proceeds of the HCPI loan and the equity investment from HCPI, together with cash on hand, to repay first the principal amount of the Series A Notes when they mature on September 30, 2002 and then the principal of and interest on the remaining old convertible debentures when they mature on October 1, 2002. If the holders of the old convertible debentures do not validly tender at least 75% of the aggregate principal amount of the old convertible debentures and we do not receive the loan and equity investment from HCPI, we will be forced to seek other financing alternatives. At the present time, we do not have any alternative sources of financing that would provide us with sufficient funds to repay the Series A Notes and the old convertible debentures at maturity. As a result of our current financial condition and the fact that substantially all of our properties are fully encumbered by mortgage or lease financings, we do not believe we would be able to obtain such alternative financing prior to the maturity of the Series A Notes and the old convertible debentures. We also do not believe that we would be able to sell our properties in the time or at values necessary to raise sufficient cash to satisfy the Series A Notes and the old convertible debentures at maturity. In addition, a sale of our assets could have adverse tax consequences to us.

         If we are unable to consummate the HCPI loan and equity investment by September 30, 2002 and repay the principal of and interest on the Series A Notes at maturity, we will be in default under approximately $137.3 million of our mortgage indebtedness and under the indenture governing the Series A Notes. In addition, because of cross-default and cross-collateralization provisions in many of our other debt instruments and leases, those defaults are likely to result in a default and acceleration of substantially all of our other debt and lease obligations, including the Series B Notes and the old convertible debentures. As of June 30, 2002, we had approximately $381.8 million of senior secured debt and capital lease obligations, $132.9 million of old convertible debentures and approximately $50.3 million of annual lease obligations. In addition, as of June 30, 2002, we had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. As a result, a default under the indentures and our other debt and lease obligations would have a material adverse effect upon us, and could make it necessary for us to seek protection from our creditors under federal bankruptcy laws.

         We describe the loan agreement and contribution agreement with HCPI in greater detail in the section titled "The Refinancing Plan," beginning on page 31 of this offering memorandum.

                               THE EXCHANGE OFFER

         The material terms of the exchange offer are summarized below. In addition, we encourage you to read the detailed descriptions in the sections entitled "The Exchange Offer," "Description of the New Notes," "Description of the Old Convertible Debentures" and "Comparison of Rights Between the Old Convertible Debentures and the New Notes" in this offering memorandum.

  The Old Convertible Debentures             $132.9 million of 5 3/4% Convertible Subordinated Debentures due 2002,
                                             which were issued on September 29, 1997 and mature on October 1, 2002

  The New Notes                              5 3/4% Series A Senior Subordinated Notes Due September 30, 2002 and
                                             10% Series B Convertible Senior Subordinated Notes Due April 1,
                                             2008

  The Exchange Offer                         For each $1,000 principal amount of your old convertible
                                             debentures that we accept in the exchange, you will receive a combination of (i) not less than $839 and not more than $902 principal amount of Series A Notes and (ii) not more than $190 and not less than $127 principal amount of Series B Notes.  The aggregate principal amount of Series A Notes and Series B Notes to be issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029.

                                             Although the total amount of Series A Notes and Series B Notes issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029, the relative principal amount of the Series A Notes and the Series B Notes to be issued in the exchange will be determined based upon the aggregate principal amount of old convertible debentures that are tendered in the exchange. We will not issue more than $16.0 million principal amount of Series B Notes in the exchange. As a result, as the aggregate principal amount of old convertible debentures tendered in the exchange offer increases, the principal amount of Series B Notes to be issued in the exchange will decrease, and the principal amount of Series A Notes to be issued will increase, to the extent necessary to limit the aggregate principal amount of Series B Notes to $16.0 million. We describe the method by which the principal amount of
                                             Series A Notes and Series B Notes to be issued in the exchange will be determined in greater detail in the section titled "The Exchange
                                             Offer - Terms of the Exchange Offer," beginning on page 37 of this offering memorandum.

                                             You will not receive any cash in payment of the interest that has accrued, but is unpaid, on the old convertible debentures that are tendered for exchange.

                                             We are seeking to exchange up to a maximum of $126.0 million aggregate principal amount of the old convertible debentures. The exchange offer is not conditioned upon a minimum aggregate principal amount of the old convertible debentures being tendered. Any old convertible debentures not exchanged will remain outstanding.

  Expiration Date                            The exchange offer will expire at 5:00 p.m., Eastern Time, on
                                             Wednesday, September 25, 2002, unless we decide to extend it in our sole discretion.

  Procedures for Tendering Old               To participate in the exchange offer, you must complete, sign and
  Convertible Debentures                     date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the old convertible debentures that you wish to exchange, to U.S. Bank
                                             National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your old convertible debentures by following the procedures for book-entry transfer described in this offering memorandum.

                                             If your old convertible debentures are held through the Depository
                                             Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of
                                             DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this offering memorandum as though you had signed the letter of transmittal.

                                             If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old convertible debentures, we urge you to contact that person promptly to tender your old convertible debentures in the exchange offer.

                                             We describe the procedures for tendering old convertible
                                             debentures in more detail in the section titled "The Exchange Offer
                                             - Procedures for Exchanging Old Convertible Debentures," beginning on page 40 of this offering memorandum.

  Guaranteed Delivery Procedures             If you wish to tender your old convertible debentures and you cannot get your required documents to the exchange agent on time, you may tender your old convertible debentures according to the guaranteed delivery procedures described in the section titled
                                             "The Exchange Offer - Procedures for Exchanging Old Convertible
                                             Debentures - Guaranteed delivery," beginning on page 41 of this offering memorandum.

  Withdrawal of Tenders                      You may withdraw your tender of old convertible debentures at any time prior to the expiration of the exchange offer by following the procedures described in this offering memorandum.  In addition, tendered old convertible debentures may be withdrawn if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.

  Acceptance of Old Convertible              If you fulfill all of the conditions required for proper acceptance of
  Debentures and Delivery of New Notes       the old convertible debentures, we will accept up to a maximum of $126.0 million aggregate principal amount of old convertible debentures. If more than $126.0 million principal amount of old convertible debentures is submitted under the exchange offer, we will select the old convertible debentures to be exchanged pro rata, disregarding fractions, according to the aggregate principal amount of old convertible debentures tendered by each holder of old

                                             convertible debentures. Any old convertible debentures tendered but not selected shall remain outstanding upon completion of the exchange offer.
                                             We will return any old convertible debentures that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the old convertible debentures for exchange.

  Fees and Expenses                          We will pay all fees and expenses related to the exchange offer, other than transfer taxes and any commissions or concessions of any broker or dealer.

  Consequences to Holders that Fail to       Once the exchange offer is completed, any of your old convertible
  Exchange Old Convertible Debentures        debentures that are not tendered and exchanged in the exchange offer will be subordinated in right of payment to the Series A
                                             Notes and Series B Notes. Your old convertible debentures will continue to be subordinated to all of our existing debt and capital lease obligations. If a substantial number of the old convertible debentures are submitted for exchange in the exchange offer, the liquidity of your old convertible debentures that remain outstanding after completion of the exchange offer could be adversely affected.

  Certain Tax Consequences for Holders       Please see the section titled "United States Federal Income Tax
  of the Old Convertible Debentures          Consequences," beginning on page 71 of this offering memorandum.
                                             The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

  Information Agent                          We have appointed D.F. King & Co., Inc. as information agent for the exchange offer.  Any questions about the procedures for tendering old convertible debentures or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the information agent at the address and phone number listed on the back cover page of this offering memorandum.

  Exchange Agent                             We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should send letters of transmittal, certificates for old convertible debentures and any other required documents to the exchange agent at the address and facsimile number listed on the back cover page of this offering memorandum.

                                  THE NEW NOTES

         The following contains basic information about the Series A Notes and the Series B Notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the terms of the Series A Notes and Series B Notes, see the section titled "Description of New Notes" and "Comparison of Rights Between the Old Convertible Debentures and the New Notes."

  Notes Offered                              Up to $129.7 million original aggregate principal amount of our
                                             Series A Notes and Series B Notes.  The relative principal amount of the Series A Notes and the Series B Notes to be issued in the exchange will be determined based upon the aggregate principal amount of old convertible debentures that are tendered in the exchange in order to limit the aggregate principal amount of
                                             Series B Notes to $16.0 million.  We describe the method by which the principal amount of Series A Notes and Series B Notes to be issued in the exchange will be determined in greater detail in the section titled "The Exchange Offer - Terms of the Exchange Offer,"
                                             beginning on page 37 of this offering memorandum.

  Maturity Date                              Series A Notes - September 30, 2002.
                                             Series B Notes - April 1, 2008.

  Interest Payment Dates                     Interest on the Series A Notes at a rate of 53/4% per year is payable at maturity.

                                             Interest on the Series B Notes at a rate of 10% per year is payable semi-annually on April 1 and October 1 of each year, beginning
                                             April 1, 2003. We have the option to pay up to 2% interest per year through the issuance of additional Series B Notes rather than in cash by giving advance notice to the trustee.

  Ranking                                    The new notes will be:

                                             -    our unsecured obligations;
                                             -    junior in right of payment to all of our existing and
                                                  future indebtedness and capital lease obligations;
                                             -    senior in right of payment to the old convertible
                                                  debentures that remain outstanding after the exchange offer;
                                                  and
                                             -    effectively subordinated to the indebtedness of our
                                                  subsidiaries.

                                             The Series A Notes and the Series B Notes are pari passu in right of payment.  The indentures for the new notes do not limit the amount of indebtedness or other liabilities we may incur from time to time. At June 30, 2002, our total senior secured debt and capital lease obligations were $381.8 million, excluding the principal amount of the old convertible debentures, and we had guaranteed $93.1 million of third-party senior debt in
                                             connection with a community that we manage, our joint ventures and certain of our lease financings.

  Optional Redemption                        The Series A Notes are not redeemable prior to maturity.  The
                                             Series B Notes are redeemable, in whole or in part, at our option, at any time, at a premium starting at 105% of the principal amount, declining to 100% of the principal amount during the term of the Series B Notes, as specified in the section titled
                                             "Description of the New Notes - Series B Convertible Senior
                                             Subordinated Notes - Optional Redemption," beginning on page 50 of this offering memorandum.

  Conversion                                 The Series B Notes will be convertible into shares of our
                                             common stock at any time prior to maturity at the option of the holder at a conversion price of $2.25 per share.

  Listing                                    Neither the Series A Notes nor the Series B Notes will be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. We do not intend to apply for listing or quotation of the Series A Notes or the Series B Notes.

  Risk Factors                               You should carefully consider the information set forth
                                             in the section titled "Risk Factors," beginning on page 17 of this offering memorandum, and the other information included in or incorporated by reference into this offering memorandum in deciding whether to participate in the exchange offer.

                                  RISK FACTORS

         Holding the Series A Notes and the Series B Notes, as well as retaining any old convertible debentures, present a high degree of risk. In addition to the other information contained in this offering memorandum, we urge you to consider these risks in making your decision regarding whether to tender the old convertible debentures you hold in the exchange offer.

        RISKS RELATED TO THE NEW NOTES AND THE OLD CONVERTIBLE DEBENTURES

IF YOU DO NOT PROPERLY TENDER YOUR OLD CONVERTIBLE DEBENTURES, YOU WILL CONTINUE TO HOLD THE OLD CONVERTIBLE DEBENTURES, WHICH WILL BE SUBORDINATE IN RIGHT OF PAYMENT TO THE SERIES A NOTES AND SERIES B NOTES ISSUED IN THE EXCHANGE OFFER.

         We will only issue Series A Notes and Series B Notes in exchange for outstanding old convertible debentures that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old convertible debentures and you should carefully follow the instructions on how to tender your old convertible debentures. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old convertible debentures.

         If you do not exchange your old convertible debentures for new notes pursuant to the exchange offer, the old convertible debentures that you hold will be subordinate in right of payment to the Series A Notes and the Series B Notes issued in the exchange offer. Your old convertible debentures will continue to be subordinated to all of our existing debt and capital lease obligations. In the event we are unable to pay the principal of the Series A Notes when they mature on September 30, 2002 and the old convertible debentures when they mature on October 1, 2002, we would be in default under substantially all of our debt and lease obligations, including the indentures governing the Series A Notes, the Series B Notes and the old convertible debentures. In that event, we would be prohibited from making any payments of principal of or interest on the old convertible debentures until we either cure the default or pay the principal of all of our existing debt and capital lease obligations, including the Series A Notes and the Series B Notes.

THE NEW NOTES ARE SUBORDINATED TO OUR DEBT AND LEASE OBLIGATIONS, BUT SENIOR IN RIGHT OF PAYMENT TO THE OLD CONVERTIBLE DEBENTURES.

         The Series A Notes and the Series B Notes will be unsecured and subordinated in right of payment to our existing and future indebtedness and capital lease obligations, but will be senior in right of payment to the old convertible debentures. The Series A Notes and the Series B Notes are pari passu in right of payment. In addition, the Series A Notes and the Series B Notes will be effectively subordinated to the liabilities of our subsidiaries, including the indebtedness of our subsidiary to HCPI under the HCPI loan.

         As a result of this subordination, in the event of our liquidation or insolvency, a default with respect to our debt or capital lease obligations, or acceleration of the Series A Notes, the Series B Notes and the old convertible debentures due to an event of default, our assets will be available to pay obligations on the new notes only after all our debt or capital lease obligations have been paid in full, and there may not be sufficient assets remaining to pay amounts due on the new notes and any old convertible debentures then outstanding. Neither we nor our subsidiaries are prohibited under the indentures governing the new notes or the old convertible debentures from incurring additional debt or other obligations. As of June 30, 2002, we had $381.8 million of senior secured debt and capital lease obligations, excluding the principal amount of the old convertible debentures, and had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings.

IT IS UNLIKELY THAT WE WILL BE ABLE TO REPAY THE SERIES A NOTES AND THE OLD CONVERTIBLE DEBENTURES AT MATURITY IF WE ARE UNABLE TO CONSUMMATE THE LOAN AND EQUITY INVESTMENT FROM HCPI.

         We will use the net proceeds of the loan and equity investment from HCPI and cash on hand to first repay the principal amount and interest on the Series A Notes and then the principal of and interest on the remaining old convertible debentures when they mature on September 30, 2002 and October 1, 2002, respectively. In the event we do not receive the loan and equity investment from HCPI, we will not have sufficient funds to pay the principal of the Series A Notes and the old convertible debentures at maturity. At the present time, we do not have any alternative sources of financing that would provide us with sufficient funds to repay the Series A Notes and the old convertible debentures at maturity. As a result of our current financial condition and the fact that substantially all of our properties are fully encumbered by mortgage or lease financings, we do not believe we would be able to obtain such alternative financing prior to the maturity of the Series A Notes and the old convertible debentures. We also do not believe that we would be able to sell our properties in the time or at values necessary to raise sufficient cash to satisfy the Series A Notes and the old convertible debentures at maturity. In addition, a sale of our assets could have adverse tax consequences to us.

         If we are unable to consummate the HCPI loan and equity investment by September 30, 2002 and pay the principal of and interest on the Series A Notes, we will be in default under approximately $137.3 million of our mortgage indebtedness and under the indenture governing the Series A Notes. In addition, because of cross-default and cross-collateralization provisions in many of our other debt instruments and leases, those defaults are likely to result in a default and acceleration of substantially all of our other debt and lease obligations, including the Series B Notes and the old convertible debentures. At June 30, 2002, we had approximately $381.8 million of senior secured debt and capital lease obligations, $132.9 million of old convertible debentures and approximately $50.3 million of annual lease obligations. In addition, as of June 30, 2002, we had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. As a result, a default under the indentures or our other debt and lease obligations would have a material adverse effect upon us, and could make it necessary for us to seek protection under federal bankruptcy laws.

WE WILL HAVE INCREASED FIXED COSTS AS A RESULT OF OUR REFINANCING PLAN.

         As a part of our refinancing plan, we have consummated sale lease-back transactions relating to 16 communities and various other refinancing and capital raising transactions, generating gross proceeds of approximately $362.0 million. As part of these extensions and refinancings, we have replaced a significant amount of mortgage debt with higher cost leases, increasing our annual debt and lease payments by approximately $14.4 million. In addition, the interest costs under the HCPI loan and the Series B Notes are significantly higher than the interest cost of the old convertible debentures. After completion of the exchange offer and assuming we exchange $99.7 million principal amount of the old convertible debentures in the exchange offer, our annual interest and lease costs would increase by approximately $3.8 million. In addition, we would accrue an additional $12.5 million of interest expense, that is not currently payable, pursuant to the HCPI loan.

EVEN IF WE CONSUMMATE THE EXCHANGE OFFER, WE WILL STILL BE HIGHLY LEVERAGED AND WILL HAVE A SIGNIFICANT AMOUNT OF DEBT AND LEASE OBLIGATIONS.

         If we consummate the exchange offer, obtain the loan and equity investment from HCPI, and pay the principal of the Series A Notes and the old convertible debentures at maturity, we will still be highly leveraged and will have a significant amount of debt and lease obligations. Any payment or other default with respect to such obligations could cause our lenders to accelerate payment obligations or to foreclose upon the communities securing such indebtedness, or, in the case of a lease, could terminate the lease, with a consequent loss of income and asset value to us. In addition, because of cross-default and cross-collateralization provisions in many of our mortgages, debt instruments, leases and indentures, a default by us on one of our payment obligations is likely to result in a default and acceleration of substantially all of our other debt and lease obligations. As a result, a default on one of our payment obligations would adversely affect a significant number of our other properties and, in turn, our business, results of operations and financial condition.

WE CURRENTLY DO NOT GENERATE THE CASH FLOW NECESSARY TO MEET OUR DEBT AND LEASE PAYMENT OBLIGATIONS.

         Currently, we do not generate sufficient cash flow to meet our debt and lease payment obligations. Our ability to generate cash flow from operations to make scheduled principal and interest payments on the Series B Notes and pay our other debt and lease payment obligations will depend on improved future financial and operating performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the senior living industry, regulatory developments, downturns in the economy or financial markets in general or the initiatives of our competitors. Our ability to generate increased cash flows to meet our payment obligations may also depend on our ability to successfully implement our operating strategies and continue to improve the performance of our free-standing assisted living communities. We cannot assure you that we will be able to implement our strategies or that the anticipated results will be achieved.

         If we do not generate sufficient cash flow to satisfy our payment obligations, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt or selling assets. Any of those actions could result in unanticipated costs, disrupt our business or otherwise hinder our performance. Moreover, we may not be able to take any of these actions on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our debt and lease payment obligations or to refinance them on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations.

THE INDENTURES GOVERNING THE OLD CONVERTIBLE DEBENTURES AND THE NEW NOTES DO NOT CONTAIN ANY FINANCIAL PERFORMANCE COVENANTS.

         Neither the indenture governing the old convertible debentures nor the indentures governing the new notes contains any financial performance covenants. Consequently, we will not be required under any of the indentures to meet any financial tests such as those that measure our working capital, interest coverage, fixed charge coverage or net worth to maintain compliance with the terms of the indentures.

THE TRADING MARKET FOR THE NEW NOTES LIKELY WILL BE LIMITED.

         We do not intend to apply to have the Series A Notes or the Series B Notes listed on any securities exchange or authorized for quotation on any inter-dealer quotation system. It is unlikely that a secondary market for the notes will develop or, if a secondary market does develop, that it will provide you with liquidity of investment or that it will continue for the life of the notes. If a trading market does develop, you may not be able to resell your notes for an extended period of time, if at all. The liquidity of any trading market in the notes and the market price for the notes, if any, will depend upon a variety of factors, including, among other things:

         -        the number of holders of the notes;
         -        the market for similar securities;
         - the interest of securities dealers in making a market in the notes;
         -        changes in our financial performance or prospects; and
         - changes in the prospects for companies in the senior living industry generally.

                          RISKS RELATED TO OUR BUSINESS

OUR CURRENT FINANCIAL CONDITION MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

         In connection with the audit of our financial statements for 2001, our independent auditors stated in their report that our 2002 debt maturities and resulting net working capital deficit at December 31, 2001 raise substantial doubt about our ability to continue as a going concern. Our current financial condition and uncertainty as to our ability to complete the exchange offer and consummate the loan and equity investment with HCPI may have a detrimental effect on our ability to retain existing residents, attract prospective residents, and attract and retain key employees. In addition, our current financial condition could have a material adverse effect on our payment terms from our vendors, negotiations with our various lenders and insurance carriers, ability to obtain necessary permits and licenses, or have other negative impact on our business operations and prospects.

OUR FINANCIAL CONDITION, LIQUIDITY AND RESULTS OF OPERATIONS WILL BE ADVERSELY IMPACTED IF WE ARE UNABLE TO CONTINUE TO FILL UP OUR FREE-STANDING ASSISTED LIVING COMMUNITIES.

         Over the past several years, we have experienced significant losses associated with the fill-up of a large number of free-standing assisted living communities, most of which began operations during 1999 and 2000. In addition, the free-standing assisted living community segment of the senior living industry is experiencing significant competition, overcapacity and price competition. There can be no assurance that we will be able to increase occupancy or operating margins at our free-standing assisted living communities in future periods, which may have a material adverse effect on our financial condition, liquidity, or results of operations.

COMPETITION IN OUR INDUSTRY MAY LIMIT OUR ABILITY TO ATTRACT NEW RESIDENTS OR TO INCREASE OR MAINTAIN OUR RATES.

         The senior living and health care services industry is highly competitive, and we expect that all providers within the industry will continue to be competitive in the future. We compete with other companies providing independent living, assisted living, skilled nursing, and other similar service and care alternatives. Although we believe there is a need for senior living communities in the markets where we are operating and developing communities, we expect that competition will continue from existing competitors and new market entrants, some of whom may have substantially greater financial resources than us. In addition, some of our competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are readily available to us. We also compete with many assisted living companies that are currently insolvent or that could become insolvent in the future. These competitors may gain a competitive advantage over us as a result of the effect of bankruptcy, reorganization or other insolvency proceedings.

         Furthermore, the development of new free-standing assisted living communities has exceeded the demand for such communities in certain of the markets in which we have free-standing assisted living communities. An oversupply of such communities in certain of our markets has caused us to experience slower fill-up than projected, competitive pricing pressures and price discounting. There can be no assurance that we will not continue to encounter these conditions or that competitive conditions will not adversely affect our financial condition, liquidity, or results of operations.

WE ARE SUBJECT TO LITIGATION IN THE ORDINARY COURSE OF BUSINESS THAT COULD SIGNIFICANTLY AFFECT OUR RESULTS OF OPERATIONS.

         The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the senior living and health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs and significant exposure. We currently maintain property, liability, and professional medical malpractice insurance policies for our owned and certain of our managed communities under a master insurance program. The number of insurance companies willing to provide general liability and professional malpractice liability insurance for the nursing and assisted living industry has declined dramatically and the premiums and deductibles associated with such insurance have risen substantially in recent years.

         Our liability insurance policies since July 1, 2001 have contained significantly higher deductibles than in prior periods. Deductibles now range from $200,000 to $3,000,000, depending on the type of claim. As a result of these increased deductibles, we are incurring significantly higher insurance accruals for potential liability claims, as well as increased premiums. Furthermore, as part of the renewal of our insurance policies in July 2001, four incidents were excluded from policy coverage. To date, we believe one of these incidents may result in liability and we have accrued for the estimated costs of the claim. There can be no assurance that additional claims or a claim in excess of our insurance will not arise. As a result of our increased deductibles, an increase in the number of claims against us could have a material adverse effect upon us. In addition, a claim against us not covered by, or in excess of, our insurance (including any related judgments, settlements or costs) could have a material adverse effect upon us. Furthermore, there can be no assurance that we will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

WE FACE COMPETITION FOR STAFFING, WHICH MAY INCREASE OUR LABOR COSTS.

         We compete with other providers of senior living and health care services with respect to attracting and retaining qualified management personnel responsible for the day-to-day operations of each of our communities and skilled technical personnel responsible for providing resident care. In certain markets, a shortage of nurses or trained personnel has required us to enhance our wage and benefits package in order to compete in the hiring and retention of such personnel or to hire more expensive temporary personnel. We will also be heavily dependent on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. We have experienced a competitive labor market, periodic shortages of qualified workers in certain markets, and increasing wage rates for many of these employees during the past year. We cannot be sure our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. If we are unable to attract and retain qualified management and staff personnel, control our labor costs, or pass on increased labor costs to residents through rate increases, our business, financial condition, and results of operations would be adversely affected.

OUR INTEREST AND LEASE COSTS MAY INCREASE AS A RESULT OF RISING INTEREST RATES.

         Future indebtedness, from commercial banks or otherwise, and lease obligations, including those related to REIT facilities, are expected to be based on interest rates prevailing at the time such debt and lease arrangements are obtained. As of June 30, 2002, we had $117.7 million of variable rate debt outstanding. Increases in prevailing interest rates would increase our interest or lease payment obligations and could have a material adverse effect on our business, financial condition, and results of operations.

OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ACCURATELY ESTIMATE THE COST OF LIFECARE BENEFITS.

         Six of the communities we operate are lifecare continuing care retirement communities that offer residents a limited lifecare benefit. Residents of these communities pay an upfront entrance fee upon occupancy, of which a portion is generally refundable, with an additional monthly service fee while living in the community. This limited lifecare benefit, is typically (a) a certain number of free days in the community's health center during the resident's lifetime, (b) a discounted rate for such services, or (c) a combination of the two. The lifecare benefit varies based upon the extent to which the resident's entrance fee is refundable. The pricing of entrance fees, refundability provisions, monthly service fees, and lifecare benefits are determined from actuarial projections of the expected morbidity and mortality of the resident population. In the event the entrance fees and monthly service payments established for the communities are not sufficient to cover the cost of lifecare benefits granted to residents, our results of operations and financial condition would be adversely affected.

         Residents of our lifecare communities are guaranteed an independent living unit and nursing care at the community during their lifetime, even if the resident exhausts his or her financial resources and becomes unable to satisfy his or her obligations to the community. In addition, in the event a resident requires nursing care and there is insufficient capacity for the resident in the nursing facility at the community where the resident lives, the community must contract with a third party to provide such care. Although we screen potential residents to ensure that they have adequate assets, income, and reimbursements from government programs and third parties to pay their obligations to the communities during their lifetime, there can be no assurance that such assets, income, and reimbursements will be sufficient in all cases. If insufficient, we have rights of set-off against the refundable portions of the residents' deposits, and would also seek available reimbursement under Medicaid or other available programs. To the extent that the financial resources of some of the residents are not sufficient to pay for the cost of facilities and services provided to them, or in the event that the communities must pay third parties to provide nursing care to residents of the communities, our results of operations and financial condition would be adversely affected.

OUR COMMUNITIES ARE CONCENTRATED GEOGRAPHICALLY; IF ANY OF THE REGIONS IN WHICH OUR COMMUNITIES ARE LOCATED EXPERIENCES AN ECONOMIC DOWNTURN OR OTHER MATERIAL CHANGE, OUR RESULTS OF OPERATIONS MAY SUFFER.

         Part of our business strategy is to own, lease or manage senior living communities in concentrated geographic service areas. We have a large concentration of communities in Florida, Texas, and Colorado, among other areas. Accordingly, our occupancy rates and operating results in certain of our communities may be adversely affected by a number of factors, including regional and local economic conditions, competitive conditions, applicable local laws and regulations, and general real estate market conditions, including the supply and proximity of other senior living communities.

OUR RESULTS OF OPERATIONS DEPEND ON OUR ABILITY TO ATTRACT RESIDENTS WITH SUFFICIENT RESOURCES TO PAY FOR OUR SERVICES.

         Approximately 91.5% of our total revenues for 2001 and approximately 89.6% of our revenues for the six months ended June 30, 2002 were attributable to private pay sources. We expect to continue to rely primarily on the ability of residents to pay for our services from their own or family financial resources. Inflation, a change in general economic conditions or other circumstances that adversely affect the ability of seniors to pay for our services could have a material adverse effect on our business, financial condition, and results of operations.

WE MAY INCUR SIGNIFICANT TAX LIABILITIES IF OUR SUBSIDIARY DEFAULTS UNDER OR FAILS TO PAY THE HCPI LOAN AT MATURITY.

         In the event that ARCPI defaults on its obligations under the HCPI loan agreement and HCPI forecloses upon ARCPI's ownership interest in its real property holding company subsidiaries, we may realize significant taxable income. While we currently have significant net operating loss carry-forwards, they may not be available to us at the time of foreclosure and may not be sufficient to offset the income. Under those circumstances, we could be subject to a significant tax burden, which could adversely impact our financial condition and results of operations.

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE CHANGES TO OUR BUSINESS.

         Federal and state governments regulate various aspects of our business. The development and operation of health care facilities and the provision of health care services are subject to federal, state, and local licensure, certification, and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, staffing levels, professional licensing, the distribution of pharmaceuticals, billing practices and policies, equipment, operating policies and procedures, fire prevention measures, environmental matters, and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from Medicare, Medicaid, or other state or Federal reimbursement programs, restrictions on our ability to acquire new communities or expand existing communities, and, in extreme cases, the revocation of a community's license or closure of a community. While we endeavor to comply with all applicable regulatory requirements, there can be no assurance that we will not be subject to penalties in the future, or that federal, state, or local governments will not impose restrictions on our activities that could materially adversely affect our business, financial condition, or results of operations.

ACTUAL RESULTS OR EVENTS COULD DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM.

         This offering memorandum and the documents incorporated by reference in this offering memorandum contain forward-looking statements. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "will," "believe," "estimate," "expect," "intend," "seek," or similar expressions. These forward-looking statements include all statements that are not statements of historical fact and those regarding our intent, belief or expectations including, but not limited to, the discussions of our operating and growth strategy, projections of revenue, income or loss and future operations. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference into this offering memorandum are described in this section and in the documents incorporated by reference into this offering memorandum.

         If one or more of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, our actual results or performance may vary materially from anticipated results or performance expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included and incorporated by reference into this offering memorandum, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the exchange offer. We will pay all expenses related to the exchange offer, other than transfer taxes and any commissions or concessions of any broker or dealer. We estimate that the expenses related to the exchange offer will be approximately $500,000.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is currently quoted on the New York Stock Exchange, or NYSE, under the symbol "ACR." The following table sets forth the high and low sales prices per share of our common stock for the periods indicated.


                                                                     HIGH            LOW
                                                                     ----            ---
                  Fiscal Year 2000
                  First Quarter                                     $8.750         $5.875
                  Second Quarter                                     8.625          5.125
                  Third Quarter                                      6.250          4.625
                  Fourth Quarter                                     7.000          3.010

                  Fiscal Year 2001
                  First Quarter                                     $5.400         $2.900
                  Second Quarter                                     3.950          3.000
                  Third Quarter                                      4.150          3.310
                  Fourth Quarter                                     3.600          1.780

                  Fiscal Year 2002
                  First Quarter                                     $2.800         $1.000
                  Second Quarter                                     3.140          1.700
                  Third Quarter (through September 10, 2002)         2.500          1.600

         On September 10, 2002, the last practicable trading day prior to the date of this offering memorandum, the closing sale price of our common stock on the NYSE was $1.75 per share. At September 10, 2002, there were approximately 475 holders of record of our common stock.

         It is the current policy of our board of directors to retain all future earnings to repay debt obligations. Accordingly, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. The payment of cash dividends in the future will be at the sole discretion of our board of directors and will depend on, among other things, our earnings, operations, capital requirements, financial condition, restrictions in then existing financial agreements, and other factors deemed relevant by our board of directors.

                TRADING MARKET FOR THE OLD CONVERTIBLE DEBENTURES

         The old convertible debentures are listed on the NYSE. Although the old convertible debentures trade on the NYSE, trading in the old convertible debentures is limited and sporadic, and we believe that opportunities to trade old convertible debentures that remain outstanding after completion of this exchange offer will be limited. The following table indicates the high and low sales prices for the old convertible debentures per $100 principal amount for the periods indicated.

                                                           HIGH                    LOW
                                                          ------                  ------
           Fiscal Year 2000
           First Quarter                                  $69.00                  $64.00
           Second Quarter                                  69.00                   63.00
           Third Quarter                                   69.50                   66.00
           Fourth Quarter                                  70.00                   64.00

           Fiscal Year 2001
           First Quarter                                  $77.00                  $65.00
           Second Quarter                                  80.00                   65.00
           Third Quarter                                   82.00                   75.00
           Fourth Quarter                                  80.25                   55.00

           Fiscal Year 2002
           First Quarter                                  $72.00                  $54.00
           Second Quarter                                  92.88                   70.50
           Third Quarter (through September 10, 2002)      92.13                   81.00

         As of September 10, 2002, the latest practicable trading day prior to the date of this offering memorandum, the closing price of the old convertible debentures was $86.25.

                  SELECTED COMBINED CONSOLIDATED FINANCIAL DATA


         The selected combined and consolidated financial and other data as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 are derived from our audited combined and consolidated financial statements. The selected consolidated financial and other data as of and for the six months ended June 30, 2001 and 2002 are derived from our unaudited condensed consolidated financial statements. Certain historical amounts have been reclassified to conform to the 2002 presentation. You should read the following data with the more detailed information contained in our financial statements and in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 30, 200l and our Quarterly Report on Form 10-Q for the six months ended June 30, 2002, each of which is incorporated in this offering memorandum by reference.

                                                                                                            Six Months Ended
                                                      Fiscal Years Ended December 31,                            June 30,
                                          ------------------------------------------------------------    ----------------------
                                           1997 (1)     1998         1999         2000         2001         2001         2002
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                  (in thousands, except per share data)
Total revenues                            $ 92,343    $ 146,437    $ 183,996    $ 212,418    $ 262,237    $ 127,150    $ 159,412
Operating expenses:
    Community operating expense             54,921       82,698      105,978      138,670      179,718       85,404      112,987
    General and administrative               6,717       10,581       15,020       19,420       29,297       11,750       12,474
    Other operating expenses (2)            12,199       24,162       47,939       41,713       69,448       27,138       74,398
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
       Total operating expenses             73,837      117,441      168,937      199,803      278,463      124,292      199,859
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
       Operating (loss) income               8,506       28,996       15,059       12,615      (16,226)       2,858      (40,447)
Other income (expense):
    Interest expense                       (15,056)     (17,924)     (23,668)     (36,517)     (38,135)     (18,519)     (19,694)
    Other                                    2,674        3,930       11,471       13,696        7,981        5,116        3,627
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
    Other expense, net                     (12,382)     (13,994)     (12,197)     (22,821)     (30,154)     (13,403)     (16,067)
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
Loss from continuing operations
  before income taxes, minority
  interest, extraordinary item and
  cumulative effect of change in
  accounting principle                       6,124       15,002        2,862      (10,206)     (46,380)     (10,545)     (56,514)
Income tax expense (benefit)                 4,435        5,652        1,087       (3,523)     (11,837)      (3,398)         219
Minority interest, net of tax                   --           --          277          961          (92)         (96)          --
Discontinued operations, net of tax:
   Loss from home health operations           (155)      (1,244)          --           --           --           --           --
   Write-off of home health assets              --         (902)          --           --           --           --           --
Extraordinary loss on extinguishment
    of debt, net of tax                     (6,334)          --           --         (124)        (287)        (181)        (756)
Cumulative effect of change in
  accounting for start-up costs, net
  of tax                                        --         (304)          --           --           --           --           --
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) available for
  distribution to partners and
  shareholders                            $ (4,800)   $   6,900    $   2,052    $  (5,846)   $ (34,922)   $  (7,424)   $ (57,489)
                                          ========    =========    =========    =========    =========    =========    =========
Distribution to partners, excluding
    preferred distributions               $  2,500    $      --    $      --    $      --    $      --    $      --    $      --
                                          ========    =========    =========    =========    =========    =========    =========

Pro forma earnings data:
   Income from continuing operations
       before income taxes and
       extraordinary item                 $  6,124
   Pro forma income tax expense              2,210
                                          --------
   Pro forma income from continuing
       operations before extraordinary
       item                                  3,914
   Loss from home health operations,
       net of pro forma tax                   (155)
                                          --------
   Pro forma income before
       extraordinary item available
       for distribution to partners
       and shareholders                   $  3,759
                                          ========

                                                                                                            Six Months Ended
                                                      Fiscal Years Ended December 31,                            June 30,
                                          ------------------------------------------------------------    ----------------------
                                           1997 (1)     1998         1999         2000         2001         2001         2002
                                          --------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                  (in thousands, except per share data)
EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share
    from continuing operations
    before extraordinary item and
    cumulative effect of change in
    accounting principle                              $    0.67    $    0.12    $   (0.33)   $   (2.01)   $   (0.42)   $   (3.28)
                                                      =========    =========    =========    =========    =========    =========
Basic earnings (loss) per share                       $    0.49    $    0.12    $   (0.34)   $   (2.03)   $   (0.43)   $   (3.33)
                                                      =========    =========    =========    =========    =========    =========
Pro forma basic earnings per share
    before extraordinary item
    available for distribution to
    partners and shareholders             $   0.36
                                          ========
Weighted average basic shares
    outstanding                             10,577       13,947       17,129       17,086       17,206       17,167       17,277
                                          ========    =========    =========    =========    =========    =========    =========

Diluted earnings (loss) per share
    from continuing operations
    before extraordinary item and
    cumulative effect of change in
    accounting principle                              $    0.66    $    0.12    $   (0.33)   $   (2.01)   $   (0.42)   $   (3.28)
                                                      =========    =========    =========    =========    =========    =========
Diluted earnings (loss) per share                     $    0.49    $    0.12    $   (0.34)   $   (2.03)   $   (0.43)   $   (3.33)
                                                      =========    =========    =========    =========    =========    =========
Pro forma diluted earnings per
    share before extraordinary item
    available for distribution to
    partners and shareholders             $   0.35
                                          ========
Weighted average diluted shares
    outstanding                             10,675       14,074       17,177       17,086       17,206       17,167       17,277
                                          ========    =========    =========    =========    =========    =========    =========



                                                                    At December 31,
                                          ------------------------------------------------------------    Six Months Ended
                                           1997         1998         1999         2000         2001         June 30, 2001
                                          --------    ---------    ---------    ---------    ---------    ----------------
                                                                        (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents                  $  44,583    $  20,400   $  21,881   $  19,850   $  19,334        $  12,250
Working capital (deficit) (3)                 47,744       25,804      23,590      14,280    (371,116)        (163,784)
Land, buildings and equipment, net           229,898      388,404     431,560     473,062     525,174          498,823
Total assets                                 317,154      595,854     740,411     792,480     850,191          791,427
Long-term debt, including current portion    237,354      300,667     435,988     483,690     562,125          514,754
Refundable portion of life estate fees            --       48,805      43,386      44,739      46,309           56,393
Shareholders' equity                          53,918      145,842     148,168     141,957     107,548           50,126

OTHER DATA:
Ratio of earnings to fixed charges              1.3X         1.5X        1.0X        0.8X        0.4X             0.2X


-------------

  (1) The selected financial data as of and for the year ended December 31, 1997 are derived from our consolidated financial statements and includes the operations of our predecessor, American Retirement Communities, L.P., for the period January 1, 1997 through May 28, 1997 and the company for the period May 29, 1997 through December 31, 1997.
  (2) For the year ended December 31, 2001 and the six months ended June 30, 2002, other operating expense includes $7.9 million and $30.3 million, respectively, of lease expense related to residual value guarantees.
  (3) The working capital deficit at June 30, 2002 includes the current portion of long-term debt of $165,355.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma condensed consolidated financial information and explanatory notes set forth the pro forma effects of the consummation of the exchange offer, the HCPI loan, and the equity investment by HCPI, if completed, on our historical balance sheet and statements of operations.

         The unaudited pro forma condensed consolidated balance sheet gives effect to the consummation of the exchange offer, the HCPI loan and the equity investment by HCPI as if they had occurred as of June 30, 2002. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 reflect the pro forma effect of the exchange offer, the HCPI loan and the equity investment by HCPI as if they had occurred as of January 1, 2001.

         We prepared the following unaudited pro forma condensed consolidated financial information based on our unaudited historical balance sheet and statement of operations, included elsewhere in this offering memorandum. The unaudited pro forma condensed consolidated financial information is based upon historical information, preliminary estimates, and certain assumptions regarding the exchange offer, the HCPI loan and the equity investment by HCPI, as more fully described in the notes to the unaudited pro forma condensed financial information. Actual adjustments, which may include adjustments to additional assets, liabilities, and other items, will be made on the effective dates of the transactions and therefore, may differ from those reflected in the unaudited pro forma condensed financial information.

         The following unaudited pro forma condensed consolidated financial information is not necessarily indicative of the actual results that may have been achieved if the exchange offer, the HCPI loan and the equity investment by HCPI, had been completed as of the dates indicated or that may be realized in the future.

         The unaudited pro forma condensed consolidated financial information should be read in conjunction with our audited and unaudited financial statements and related notes previously filed with the Securities and Exchange Commission in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2002

                                                                      Exchange                       HCPI
                                                          As            Offer                      Financing         Pro
                                                       Reported      Adjustments    Subtotal      Adjustments       Forma
                                                       ---------     -----------    ---------     -----------     ---------
                                                                            (dollars in thousands)
CONDENSED AND CONSOLIDATED BALANCE SHEET DATA (1):
Cash and cash equivalents (2)                          $  12,250      $   (500)     $  11,750      $    (635)     $  11,115
Working capital (3)                                     (163,784)         (500)      (164,284)       136,252        (28,032)
Total assets (4)                                         791,427          (500)       790,927          3,175        794,102
Current portion of long-term debt, including
   convertible subordinated debentures (5)               165,355       (13,060)       152,295       (119,870)        32,425
Long-term debt (6)                                       349,399        15,952        365,351        112,750        478,101
Minority interest (7)                                         --            --             --         12,250         12,250
Total shareholders' equity                                50,126            --         50,126             --         50,126

OTHER DATA:
Book value per share (8)                                    2.90            --           2.90             --           2.90

----------------
(1) The impact of the exchange offer, the $112.8 million loan from HCPI and the equity investment by HCPI on the balance sheet at June 30, 2002 is presented as if the transactions had been effective June 30, 2002.
(2) Increase in cash and cash equivalents reflects receipt of the $112.8 million loan from HCPI, net of the $86.6 million payment to the holders of the Series A Notes for assumed exchange of old convertible debentures, the $33.2 million payment to the holders of old convertible debentures not exchanged plus interest, as well as $5.2 million of cash paid as transaction costs and funding requirements in connection with the exchange offer, and receipt of the $12.2 million equity investment from HCPI.
(3) The improvement in working capital reflects the increase in cash, $110,000 of restricted assets required by HCPI, as well as the assumed repayment of the old convertible debentures.
(4) In addition to the increase in cash, the increase in total assets reflects $110,000 of restricted assets required by HCPI, as well as $3.7 million of deferred loan costs.
(5) Reduction in current portion of long-term debt reflects the assumed repayment of the old convertible debentures.
(6) Increase in long-term debt reflects the assumed $112.8 million loan from HCPI and the issuance of an aggregate principal amount of $18.6 million of Series B Notes.
(7)      Increase in minority interest reflects the HCPI equity investment.
(8) Calculated based on total shareholders' equity divided by weighted average shares outstanding.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                      Exchange                     HCPI
                                                          As             Offer                    Financing          Pro
                                                       Reported    Adjustments(1)   Subtotal    Adjustments(1)      Forma
                                                       ---------   --------------   ---------   --------------    ---------
                                                                            (dollars in thousands)
Total revenues                                         $ 262,237      $     --      $ 262,237      $      --      $ 262,237
Operating expenses:
   Community operating expenses                          179,718            --        179,718             --        179,718
   General and administrative                             29,297           500         29,797          1,000         30,797
   Other operating costs                                  69,448            --         69,448             --         69,448
                                                       ---------      --------      ---------      ---------      ---------
     Total operating expenses                            278,463           500        278,963          1,000        279,963
                                                       ---------      --------      ---------      ---------      ---------
     Operating loss                                      (16,226)         (500)       (16,726)        (1,000)       (17,726)
Other income (expense):
   Interest expense                                      (38,135)         (782)       (38,917)       (16,079)       (54,996)
   Other                                                   7,981            --          7,981             --          7,981
                                                       ---------      --------      ---------      ---------      ---------
     Other expense, net                                  (30,154)         (782)       (30,936)       (16,079)       (47,015)
                                                       ---------      --------      ---------      ---------      ---------
Loss from continuing operations:                         (46,380)       (1,282)       (47,662)       (17,079)       (64,741)

Income tax (benefit) expense                             (11,837)           --        (11,837)            --        (11,837)
Minority interest in (earnings) losses of
   consolidated subsidiaries, net of tax                     (92)           --            (92)        (2,486)        (2,578)
Extraordinary loss on extinguishment of
   debt, net of tax                                         (287)           --           (287)        (1,113)        (1,400)
                                                       ---------      --------      ---------      ---------      ---------
     Net loss                                          $ (34,922)     $ (1,282)     $ (36,204)     $ (20,678)     $ (56,882)
                                                       =========      ========      =========      =========      =========

OTHER DATA:
   Ratio of earnings to fixed charges (2)                  0.37                                                        0.29
                                                       =========                                                  =========

Basic loss per share:
   Basic loss per share before
     extraordinary item                                $   (2.01)     $  (0.07)     $   (2.09)     $   (1.14)     $   (3.22)
   Extraordinary loss, net of tax                          (0.02)           --          (0.02)         (0.06)         (0.08)
                                                       ---------      --------      ---------      ---------      ---------
   Basic loss per share                                $   (2.03)     $  (0.07)     $   (2.11)     $   (1.20)     $   (3.31)
                                                       =========      ========      =========      =========      =========

Diluted loss per share:
   Diluted loss per share before
     extraordinary item                                $   (2.01)     $  (0.07)     $   (2.09)     $   (1.14)     $   (3.22)
   Extraordinary loss, net of tax                          (0.02)           --          (0.02)         (0.06)         (0.08)
                                                       ---------      --------      ---------      ---------      ---------
   Diluted loss per share                              $   (2.03)     $  (0.07)     $   (2.11)     $   (1.20)     $   (3.31)
                                                       =========      ========      =========      =========      =========

Weighted average shares used for basic loss
   per share data                                         17,206        17,206         17,206         17,206         17,206
Effect of dilutive common stock options                       --            --             --             --             --
                                                       ---------      --------      ---------      ---------      ---------
Weighted average shares used for diluted
   loss per share data                                    17,206        17,206         17,206         17,206         17,206
                                                       =========      ========      =========      =========      =========

-----------------------
(1) The pro forma adjustments above include the accounting treatment required assuming an exchange at January 1, 2001 of 75% of the old convertible debentures for $86.6 million in Series A Notes and $16.0 million in Series B Notes, as well as the HCPI loan of $112.8 million and the $12.2 million HCPI equity investment.
(2) Computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision of income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs on all indebtedness, and the estimated portion of rental expense we deemed to be representative of the interest factor of rental payments under operating leases.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002


                                                                      Exchange                     HCPI
                                                          As             Offer                    Financing          Pro
                                                       Reported    Adjustments(1)   Subtotal    Adjustments(1)      Forma
                                                       ---------   --------------   ---------   --------------    ---------
                                                                            (dollars in thousands)

Total revenues                                         $ 159,412      $     --      $ 159,412      $      --      $ 159,412
Operating expenses:
   Community operating expenses                          112,987            --        112,987             --        112,987
   General and administrative                             12,474            --         12,474             --         12,474
   Other operating costs                                  74,398            --         74,398             --         74,398
                                                       ---------      --------      ---------      ---------      ---------
     Total operating expenses                            199,859            --        199,859             --        199,859
                                                       ---------      --------      ---------      ---------      ---------
     Operating loss                                      (40,447)           --        (40,447)            --        (40,447)
Other income (expense):
   Interest expense                                      (19,694)         (403)       (20,097)        (9,008)       (29,105)
   Other                                                   3,627            --          3,627             --          3,627
                                                       ---------      --------      ---------      ---------      ---------
     Other expense, net                                  (16,067)         (403)       (16,470)        (9,008)       (25,478)
                                                       ---------      --------      ---------      ---------      ---------
Loss from continuing operations:                         (56,514)         (403)       (56,917)        (9,008)       (65,925)

Income tax (benefit) expense                                 219            --            219             --            219
Minority interest in (earnings)
   losses of consolidated
   subsidiaries, net of tax                                   --            --             --         (1,341)        (1,341)
Extraordinary loss on extinguishment
   of debt, net of tax                                      (756)           --           (756)            --           (756)
                                                       ---------      --------      ---------      ---------      ---------
     Net loss                                          $ (57,489)     $   (403)     $ (57,892)     $ (10,349)     $ (68,241)
                                                       =========      ========      =========      =========      =========

OTHER DATA:
   Ratio of earnings to fixed charges(2)                    0.20                                                       0.18
                                                       =========                                                  =========

Basic loss per share:
   Basic loss per share before
     extraordinary item                                $   (3.28)     $  (0.02)     $   (3.31)     $   (0.60)     $   (3.91)
   Extraordinary loss, net of tax                          (0.04)           --          (0.04)            --          (0.04)
                                                       ---------      --------      ---------      ---------      ---------
   Basic loss per share                                $   (3.33)     $  (0.02)     $   (3.35)     $   (0.60)     $   (3.95)
                                                       =========      ========      =========      =========      =========

Diluted loss per share:
   Diluted loss per share before
     extraordinary item                                $   (3.28)     $  (0.02)     $   (3.31)     $   (0.60)     $   (3.91)
   Extraordinary loss, net of tax                          (0.04)           --          (0.04)            --          (0.04)
                                                       ---------      --------      ---------      ---------      ---------
   Diluted loss per share                              $   (3.33)     $  (0.02)     $   (3.35)     $   (0.60)     $   (3.95)
                                                       =========      ========      =========      =========      =========

Weighted average shares used for
   basic loss per share data                              17,277        17,277         17,277         17,277         17,277
Effect of dilutive common stock
   options                                                    --            --             --             --             --
                                                       ---------      --------      ---------      ---------      ---------
Weighted average shares used for
   diluted loss per share data                            17,277        17,277         17,277         17,277         17,277
                                                       =========      ========      =========      =========      =========


-----------------
(1) The pro forma adjustments above include the accounting treatment required assuming an exchange at January 1, 2001 of 75% of the old convertible debentures for $86.6 million in Series A Notes and $16.0 million in Series B Notes, as well as the HCPI loan of $112.8 million and the $12.2 million HCPI equity investment.
(2) Computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision of income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs on all indebtedness, and the estimated portion of rental expense we deemed to be representative of the interest factor of rental payments under operating leases.

                              THE REFINANCING PLAN

         At the beginning of 2002, we had approximately $371.7 million of debt scheduled to mature during 2002, including $238.8 million of mortgage debt and $132.9 million principal amount of the old convertible debentures. As a result of these debt maturities, we had a net working capital deficit of $371.1 million as of December 31, 2001.

         In order to satisfy or extend our debts scheduled to mature during 2002 and to address our net working capital deficit, we considered a number of financing and capital raising alternatives and developed a refinancing plan in consultation with our investment banking advisor and our legal counsel and through discussions with our lenders and other third parties. The refinancing plan included extensions of existing debt maturities, refinancings of existing mortgage facilities, new mortgage financings, and sale lease-back arrangements. Pursuant to the refinancing plan, we have consummated sale lease-back transactions relating to 16 communities and various other refinancing and capital raising transactions, which generated gross proceeds of approximately $362.0 million. We used approximately $327.2 million of the proceeds to repay related debt and to fund reserve and escrow requirements related to these transactions. We used the remaining $34.8 million of proceeds to pay transaction costs associated with our refinancing plan and for working capital. As a result of the refinancing plan, we have extended the maturity of substantially all of our debt arrangements, other than the old convertible debentures, to January 2004 or later.

         The old convertible debentures are our only material remaining outstanding debt obligation maturing during the next 12 months. In order to address the maturity of the old convertible debentures, during March of this year, we entered into a non-binding commitment letter with HCPI relating to a proposed $125 million financing transaction. Subsequently, HCPI modified the terms of the original transaction to address its concerns relating to our liquidity position in view of an increasingly difficult operating environment, weaker than anticipated operating results to date, and higher than previously anticipated debt repayments required by certain senior lenders. As a consequence, HCPI amended its commitment letter to require higher minimum liquidity balances as a condition to closing, among other additional mandated closing conditions. Currently, we do not have any other practical alternatives to raise additional capital to satisfy HCPI's increased liquidity requirements. Consequently, HCPI further amended its commitment letter to require that we complete the exchange offer and receive the valid tender of at least 75% of the outstanding principal amount of the old convertible debentures. By reducing current cash payments through the issuance of the Series B Notes, we believe that the exchange offer will enable us to retain sufficient cash to address our current liquidity needs as well as satisfy the HCPI liquidity requirements.

         In accordance with the revised commitment letter, on August 14, 2002, we entered into a binding loan agreement with HCPI pursuant to which HCPI has agreed to make a $112.8 million non-recourse loan to our wholly owned subsidiary, ARCPI Holdings, Inc., or ARCPI. ARCPI will own and operate, among other assets, nine of our large retirement centers. As part of the HCPI loan and equity investment, the ownership and operation of each of the nine retirement centers will be divided between an operating entity and a real estate holding company. The real estate holding companies will own the real property comprising the nine retirement centers and will function solely as passive real estate holding companies whose sole purpose is to lease the nine retirement centers to the operating entities. The operating entities will operate the nine retirement centers pursuant to a long-term master lease with the real estate holding companies. The real estate holding companies will own the nine retirement centers subject to approximately $170.0 million of first mortgage debt and will receive lease payments from the operating entities pursuant to the master lease.

         In conjunction with the closing of the loan, under the terms of the contribution agreement, HCPI has agreed to make a $12.2 million equity investment in the real estate holding companies in return for a 9.8% ownership interest in each of the real estate holding companies. Immediately after closing, ARCPI will own a 90.2% interest in each real estate holding company and HCPI will own the remaining 9.8%. ARCPI will continue to own 100% of the operating entities and HCPI will have no interest in the operating entities. ARCPI will have the right for one year beginning four years after closing to repurchase HCPI's interest in the real estate holding companies for a formula purchase price. HCPI will have the right to purchase ARCPI's interest in the real estate holding companies beginning five years after the closing for a formula purchase price.

         The HCPI loan will mature five years after initial funding, and will have a stated interest rate of 19.5%; however, we will only be required to pay in cash 9% interest per year until April 2004. Thereafter, the cash interest payment rate will increase each year thereafter by fifty-five basis points. Interest only at the cash rate will be payable quarterly, with any unpaid interest accruing and compounding quarterly. The $112.8 million principal balance and all accrued interest will be payable at the maturity of the loan. We will be permitted to prepay the loan at any time after three years from the date of initial funding. ARCPI anticipates repaying the loan as soon as practicable after the third year using a combination of refinancings involving the nine retirement centers, including sale and leaseback and first mortgage financings, and corporate-level equity and debt financings. ARCPI also intends to reacquire the 9.8% equity interest in the real estate holding companies from HCPI as soon as practicable after the fourth anniversary of the closing pursuant to its purchase option. ARCPI has granted HCPI a right of first offer in conjunction with the refinancing of the nine retirement centers.

         The master lease will have an initial term of 15 years and two ten-year renewal options. Under the master lease, the real estate holding companies will receive monthly payments of rent from the operating entities. The initial rent payment is calculated using a 10.5% annual lease rate applied to the lease basis of the nine retirement centers of approximately $295.9 million. The rental payments escalate following the initial year based upon the greater of (i) the increase in the Consumer Price Index (subject to a floor of 2% and a ceiling of 4%) or (ii) during the initial five years of the lease term, a percentage of the increase in revenues at the nine retirement centers over the base year revenues. The percentage participation in future revenue increases are 20% in year 2, 25% in year 3, 30% in year 4, 35% in year 5, and 0% thereafter. The real estate holding companies will use the rental revenues under the master lease first to service the approximately $170.0 million mortgage debt on the nine retirement centers. The remaining rental income will be distributed to HCPI until it has received a 9% preferred distribution on its $12.2 million investment, then to ARCPI until it has received a 12% preferred distribution on its $112.8 million of invested capital. All of the remaining cash flows of the real estate holding companies will be paid 95% to ARCPI and 5% to HCPI. We anticipate that the distributions from the real estate holding companies to ARCPI will provide ARCPI with the funds necessary to satisfy all of its obligations to HCPI under the loan. All remaining cash flows from the real estate holding companies and all cash flows from the operating entities will be available to support our overall operations.

         The HCPI loan will be non-recourse and will be secured by a first-priority security interest in ARCPI's 90.2% ownership interests in the real estate holding companies, and in certain cash reserve accounts. Since the HCPI loan is non-recourse, if ARCPI defaults or fails to repay the loan or the accrued, but unpaid excess interest at maturity, HCPI's claim would be limited to foreclosing upon ARCPI's ownership interest in the real estate holding companies and the reserve accounts, provided that we have not engaged in fraud or certain other customary events of malfeasance. In the event of a foreclosure, HCPI would own a 100% interest in the real estate holding companies and consequently would receive all of the rents paid under the master lease by the operating entities. Under these circumstances, neither ARCPI, ARC, nor any of their respective subsidiaries, would have any further obligation to repay the accrued interest on or the principal balance of the HCPI loan. The operating entities would continue to be owned 100% by ARCPI and the operating entities would continue to operate the nine retirement centers under the master lease and would remain obligated to make rental payments and to comply with the other requirements under the lease.

         Set forth below is an illustrated overview of the structure of the loan and the equity investment, including an illustration of the revised structure in the event of a default by ARCPI and a subsequent foreclosure by HCPI. For purposes of these illustrations, the real estate holding companies are referred to as "RealtyCos" and the operating entities are referred to as "LeaseCos."

                 OVERVIEW OF THE HCPI LOAN AND EQUITY INVESTMENT


   [Diagram showing the structure of the loan and equity investment by HCPI]

     OVERVIEW OF HCPI LOAN AND EQUITY INVESTMENT - ASSUMING HCPI FORECLOSURE



   [Diagram showing the revised structure of the loan and equity investment by HCPI in the event of a default by ARCPI and a subsequent foreclosure by HCPI]

         The HCPI loan agreement contains numerous affirmative, negative and financial covenants. In addition, under the HCPI loan agreement, HCPI's obligation to make the loan is subject to customary and usual conditions and certain other conditions and requirements. Those conditions include, among others, the following:

         -        the loan must be funded by September 30, 2002;

         - we must complete the exchange offer on the terms currently contemplated and the holders of the debentures must validly tender at least 75% of the outstanding principal amount, or approximately $99.7 million, of the old convertible debentures on the terms described in this offering memorandum;

         - operating results must be within budget and we must meet certain liquidity and financial tests relating to the company and to the nine retirement communities owned by the real estate holding companies; and

         - no material adverse change shall have occurred with respect to the nine retirement communities, ARCPI or the company.

         HCPI's obligation to make the $12.2 million equity investment in the real estate holding companies is also subject to substantially similar conditions.

         In the event the exchange offer is successful and we receive the valid tender of at least 75% of the aggregate principal amount of the outstanding old convertible debentures, we expect that we will be able to satisfy the other conditions in the HCPI loan agreement and in the contribution agreement; however, our ability to satisfy HCPI's other conditions depends upon a number of factors, many of which are beyond our control. Accordingly, there can be no assurance that we can satisfy these conditions and consummate the HCPI loan or obtain HCPI's equity investment.

         We will use the net proceeds of the HCPI loan and the equity investment from HCPI, together with cash on hand, to repay first the principal amount of the Series A Notes when they mature on September 30, 2002 and then the principal of and interest on the remaining old convertible debentures when they mature on October 1, 2002. If the holders of the old convertible debentures do not validly tender at least 75% of the aggregate principal amount of the outstanding old convertible debentures on the terms described in this offering memorandum and we do not receive the loan and equity investment from HCPI, we will be forced to seek other financing alternatives. At the present time, we do not have any alternative sources of financing that would provide us with sufficient funds to repay the Series A Notes and the old convertible debentures at maturity. As a result of our current financial condition and the fact that substantially all of our properties are fully encumbered by mortgage or lease financings, we do not believe we would be able to obtain such alternative financing prior to the maturity of the Series A Notes and the old convertible debentures. We also do not believe that we would be able to sell our properties in the time or at values necessary to raise sufficient cash to satisfy the Series A Notes and the old convertible debentures at maturity. In addition, a sale of our assets could have adverse tax consequences to us.

         If we are unable to consummate the HCPI loan and equity investment by September 30, 2002 and repay the principal of and interest on the Series A Notes at maturity, we will be in default under approximately $137.3 million of our mortgage indebtedness and under the indenture governing the Series A Notes. In addition, because of cross-default and cross-collateralization provisions in many of our other debt instruments and leases, those defaults are likely to result in a default and acceleration of substantially all of our other debt and lease obligations, including the Series B Notes and the old convertible debentures. As of June 30, 2002, we had approximately $381.8 million of senior secured debt and capital lease obligations, $132.9 million of old convertible debentures and approximately $50.3 million of annual lease obligations. In addition, as of June 30, 3002, we had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. As a result, a default under the indentures and our other debt and lease obligations would have a material adverse effect upon us, and could make it necessary for us to seek protection from our creditors under federal bankruptcy laws.

                               THE EXCHANGE OFFER

         The following describes the exchange offer. While we believe that the following description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer, you should carefully read the entire offering memorandum and the other documents to which we refer.

         We are offering to exchange our Series A Notes and Series B Notes for a maximum of $126.0 aggregate principal amount of our outstanding old convertible debentures on the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal.

PURPOSE OF THE EXCHANGE OFFER

         The outstanding principal balance of the old convertible debentures of $132.9 million and accrued interest of approximately $3.8 million are due upon maturity of the old convertible debentures on October 1, 2002. We do not currently have sufficient funds to pay the principal balance of the old convertible debentures when they mature. We have entered into a loan agreement with HCPI pursuant to which HCPI has agreed to make a $112.8 million non-recourse loan to one of our subsidiaries. We have also entered into a contribution agreement with HCPI pursuant to which HCPI has agreed to acquire a minority interest in certain of our subsidiaries for $12.2 million. The HCPI transactions will generate net proceeds of approximately $119.8 million, after paying transaction costs and expenses related to the HCPI loan and equity investment and the exchange offer of approximately $5.2 million. We will use these net proceeds, together with cash on hand, to repay first the principal amount of the Series A Notes when they mature on September 30, 2002 and then the principal amount of the remaining old convertible debentures when they mature on October 1, 2002. We describe the loan agreement and the contribution agreement with HCPI in greater detail in the section titled "The Refinancing Plan," beginning on page 31 of this offering memorandum.

         The loan agreement and the contribution agreement with HCPI are subject to certain conditions, including our receipt of the valid tender of at least 75% of the principal amount, or approximately $99.7 million, of the old convertible debentures in the exchange offer on the terms described in this offering memorandum. If the holders of the old convertible debentures do not validly tender at least 75% of the aggregate principal amount of the outstanding old convertible debentures and we do not consummate the loan and equity investment with HCPI, we will be forced to seek other financing alternatives. At the present time, we do not have any alternative sources of financing that would provide us with sufficient funds to repay the Series A Notes and the old convertible debentures at maturity. As a result of our current financial condition and the fact that substantially all of our properties are fully encumbered by mortgage or lease financings, we do not believe we would be able to obtain such alternative financing prior to the maturity of the Series A Notes and the old convertible debentures. We also do not believe that we would be able to sell our properties in the time or at values necessary to raise sufficient cash to satisfy the Series A Notes and the old convertible debentures at maturity. In addition, a sale of our assets could have adverse tax consequences to us.

         If we are unable to consummate the HCPI loan and equity investment by September 30, 2002 and repay the principal of and interest on the Series A Notes at maturity, we will be in default under approximately $137.3 million of our mortgage indebtedness and under the indenture governing the Series A Notes. In addition, because of cross-default and cross-collateralization provisions in many of our other debt instruments and leases, those defaults are likely to result in a default and acceleration of substantially all of our other debt and lease obligations, including the Series B Notes and the old convertible debentures. As of June 30, 2002, we had approximately $381.8 million of senior secured debt and capital lease obligations, $132.9 million of old convertible debentures and approximately $50.3 million of annual lease obligations. In addition, as of June 30, 2002, we had guaranteed $93.1 million of third-party senior debt in connection with a community that we manage, our joint ventures and certain of our lease financings. As a result, a default under the indentures and our other debt and lease obligations would have a material adverse effect upon us, and could make it necessary for us to seek protection from our creditors under federal bankruptcy laws.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and conditions set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange up to $126.0 million aggregate principal amount of our old convertible debentures that are properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is not conditioned on a minimum aggregate principal amount of the old convertible debentures being tendered. If you tender old convertible debentures before the exchange offer expires, and we consummate the exchange offer, you will receive a combination of (i) not less than $839 and not more than $902 principal amount of our new 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002 and (ii) not more than $190 and not less than $127 principal amount of our new 10% Series B Convertible Senior Subordinated Notes Due April 1, 2008. The aggregate principal amount of Series A Notes and Series B Notes to be issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029.

         Although the total principal amount of Series A Notes and Series B Notes issued in exchange for each $1,000 principal amount of the old convertible debentures will equal $1,029, the principal amount of the Series A Notes and the Series B Notes to be issued in the exchange will be determined based upon the aggregate principal amount of old convertible debentures that are tendered in the exchange. We will not issue more than $16.0 million principal amount of Series B Notes in the exchange. As a result, as the aggregate principal amount of old convertible debentures tendered in the exchange offer increases, the principal amount of Series B Notes to be issued in the exchange will decrease, and the principal amount of Series A Notes to be issued will increase, to the extent necessary to limit the aggregate principal amount of Series B Notes to $16.0 million.

         The maximum principal amount of Series B Notes that we will issue in exchange for each $1,000 principal amount of the old convertible debentures is $190. In the event an aggregate of $126.0 million principal amount of the old convertible debentures are tendered in the exchange, for each $1,000 principal amount of the old convertible debentures that we accept in the exchange, you would receive:

         -        $902 principal amount of Series A Notes, and

         -        $127 principal amount of Series B Notes.

         In the event an aggregate of $99.7 million principal amount of the old convertible debentures are tendered in the exchange, for each $1,000 principal amount of the old convertible debentures that we accept in the exchange, you would receive:

         -        $869 principal amount of Series A Notes, and

         -        $160 principal amount of Series B Notes.

         In the event an aggregate of $84.2 million or less of the principal amount of the old convertible debentures are tendered in the exchange, for each $1,000 principal amount of the old convertible debentures that we accept in the exchange, you would receive:

         -        $839 principal amount of Series A Notes, and

         -        $190 principal amount of Series B Notes.

The following table illustrates the principal amount of Series A Notes and Series B Notes to be issued in exchange for each $1,000 principal amount of the old convertible debentures that we accept in the exchange assuming various levels of participation in the exchange offer:

                                                                     PRINCIPAL AMOUNT PER $1,000 TENDERED
                                   PRINCIPAL AMOUNT OF OLD         -----------------------------------------
       % OF OLD CONVERTIBLE         CONVERTIBLE DEBENTURES         SERIES A          SERIES B
       DEBENTURES TENDERED                 TENDERED                 NOTES              NOTES          TOTAL
       --------------------        -----------------------         --------          --------         ------
              95%                     $126,000,000                   $902              $127           $1,029
              90                       119,637,000                    895               134            1,029
              85                       112,990,500                    887               142            1,029
              80                       106,344,000                    879               150            1,029
              75                        99,697,500                    869               160            1,029
              70                        93,051,000                    857               172            1,029
              65                        86,404,500                    844               185            1,029
              60                        79,758,000                    839               190            1,029
              55                        73,111,500                    839               190            1,029
              50 or less                66,465,000 or less            839               190            1,029

At this time, we do not know the aggregate principal amount of old convertible debentures that will be tendered in the exchange offer or the resulting principal amount of Series A Notes and Series B Notes that would be issued in exchange for each $1,000 principal amount of the old convertible debentures.

                  If more than $126.0 million principal amount of old convertible debentures is submitted under the exchange offer, we will select the old convertible debentures to be exchanged pro rata, disregarding fractions, according to the aggregate principal amount of old convertible debentures tendered by each holder of old convertible debentures. Any old convertible debentures tendered but not selected shall remain outstanding upon completion of the exchange offer.

                  If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the expiration date of the exchange offer to the extent required by law.

                  You may validly withdraw old convertible debentures that you previously tendered at any time at or prior to 5:00 p.m., Eastern Time, on the expiration date of the exchange offer. You will not be permitted to withdraw old convertible debentures that you previously tendered after the expiration date of the exchange offer unless we have not accepted your old convertible debentures for exchange after the expiration of 40 business days after the date of this offering memorandum or applicable law otherwise requires that you be permitted to withdraw old convertible debentures that you have tendered.

CONDITIONS TO THE EXCHANGE OFFER

                  Notwithstanding any other provision of the exchange offer or this offering memorandum to the contrary, we will not be required to accept for exchange old convertible debentures tendered pursuant to the exchange offer and may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of old convertible debentures so tendered on or prior to the expiration date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the expiration date:

                           - there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

                           - an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

                           - there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

                           - the trustee or the holders of the old convertible debentures shall have objected in any respect to any action taken that could, in our reasonable judgment, adversely affect the consummation of the exchange offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the acceptance of, or exchange for, the old convertible debentures; or

         -        there shall have occurred:

                           - any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

                           - a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

                           - any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

                           - a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens.

                  The conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; MODIFICATION; TERMINATION

                  The term "expiration date" means 5:00 p.m., Eastern Time, on September 25, 2002. However, if we extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended. As set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange up to $126.0 million aggregate principal amount of old convertible debentures that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below.

                  We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making public announcement by press release prior to 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. During any extension of the exchange offer, all old convertible debentures previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for purchase by us; provided, however, that any old convertible debentures not accepted for purchase after the expiration of 40 business days from the date of this offering memorandum may be withdrawn.

                  We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to applicable law, to:

         - delay the acceptance for exchange of old convertible debentures;

         - extend the expiration date and retain all of the old convertible debentures that have been tendered, subject to the right of the owners thereof to withdraw their tendered old convertible debentures; or

         - waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled expiration date of the exchange offer. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

                  In our sole discretion, we will decide whether to exercise our right to extend the expiration date for the exchange offer.

                  We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above under "- Conditions to the Exchange Offer" shall have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your old convertible debentures in connection with the exchange offer, and any old convertible debentures you have tendered that we have not accepted for exchange will be returned promptly to you.

                  If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer to the extent required by law.

PROCEDURES FOR EXCHANGING OLD CONVERTIBLE DEBENTURES

                  We contemplate that the Series A Notes and the Series B Notes will be delivered in book-entry form through DTC. If you have any questions or need assistance in tendering your old convertible debentures, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled "Information Agent" on the back cover page of this offering memorandum.

                  Only holders of record are authorized to tender their old convertible debentures for exchange. If you wish to tender old convertible debentures in the exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your old convertible debentures. If you wish to exchange old convertible debentures in the exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your old convertible debentures, make appropriate arrangements to register the ownership of those old convertible debentures in your name. This may take considerable time and may not be able to be completed before the expiration date of the exchange offer.

Tender of old convertible debentures held through a custodian

                  If your old convertible debentures are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your old convertible debentures on your behalf. Any beneficial owner of old convertible debentures held of record by DTC or its nominee, through authority granted by DTC, may direct the holder of record to tender on the beneficial owner's behalf.

Tender of old convertible debentures held through DTC

                  To tender old convertible debentures that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program (ATOP), and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered old convertible debentures must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Holders of old convertible debentures should send letters of transmittal only to the exchange agent and not to us.

                  The delivery of old convertible debentures and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through ATOP or otherwise, is at the election and risk of the holder tendering those old convertible debentures and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

                  Except as provided below, unless the old convertible debentures being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent's message, we may, at our option, treat the tender of the old convertible debentures as defective for purposes of the right to exchange pursuant to the exchange offer. Exchange of the old convertible debentures will be made only against deposit of the tendered old convertible debentures and delivery of all other required documents.

Guaranteed delivery

                  If a registered holder of old convertible debentures desires to tender any old convertible debentures and the old convertible debentures are not immediately available, or time will not permit the holder's old convertible debentures or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         -        the tender is made through an eligible institution;

         - before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the old convertible debentures and the amount of the old convertible debentures tendered, that the tender is being made and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old convertible debentures, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         - the certificates for all physically tendered old convertible debentures, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Book-entry delivery procedures

                  The exchange agent will establish accounts with respect to the old convertible debentures at DTC for purposes of the exchange offer within two business days after the date of this offering memorandum, and any financial institution that is a participant in DTC may make book-entry delivery of the old convertible debentures by causing DTC to transfer the old convertible debentures into the exchange agent's account in accordance with DTC's procedures for such transfer.

                  Although delivery of old convertible debentures may be effected through book-entry into the exchange agent's account at DTC, the letter of transmittal, or a facsimile of it, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

                  The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "book-entry confirmation."

                  "Agent's message" means a message transmitted by DTC, received by the exchange agent, and made a part of a book-entry confirmation. The message states that DTC has received an express acknowledgement from the person tendering the old convertible debentures that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

Tender of old convertible debentures held in physical form

                  If you hold old convertible debentures in physical form, to validly tender those old convertible debentures, you should properly complete and validly execute the letter of transmittal, or a manually signed facsimile copy thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal. The letter of transmittal must be received by the exchange agent at its address set forth on the back cover of this offering memorandum, and certificates for tendered old convertible debentures must be received by the exchange agent at such address prior to the expiration date.

Signature guarantees

                  Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, each a "Medallion Signature Guarantor," unless the relevant old convertible debentures are tendered:

         - by a participant in DTC whose name appears on a security position listing as the owner of the old convertible debentures being tendered who has not completed the box entitled "Special Delivery Instructions" or "Special Issuance Instructions" on the letter of transmittal; or

         - for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

                  In any event, the signatures on the letter of transmittal accompanying tendered old convertible debentures must be guaranteed by a Medallion Signature Guarantor if:

         - old convertible debentures are registered in the name of a person other than the signer of the letter of transmittal;

         - old convertible debentures not accepted for exchange, or not tendered for exchange, are to be returned to a person other than the registered owner; or

         - Series A Notes and Series B Notes are to be delivered to, or registered in the name of, a person other than the registered owner of the corresponding old convertible debenture.

DETERMINATION OF VALIDITY

                  We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old convertible debentures. We reserve the absolute right to reject any and all old convertible debentures not properly tendered or any old convertible debentures whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of any particular old convertible debentures either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old convertible debentures must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of old convertible debentures will not be considered to have been made until any defects or irregularities have been cured or waived. Any old convertible debentures received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING

                  To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal. See the section titled "United States Federal Income Tax Consequences," beginning on page 71 of this offering memorandum.

WITHDRAWALS OF TENDERS

                  You may validly withdraw old convertible debentures that you tender at any time prior to 5:00 p.m., Eastern Time, on the expiration date of the exchange offer. In addition, you may withdraw any old convertible debentures that you tender that are not accepted by us for exchange after the expiration of 40 business days from the date of this offering memorandum. For a withdrawal of old convertible debentures to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

         - specify the name of the person who tendered the old convertible debentures to be withdrawn;

         - identify the old convertible debentures to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

         - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old convertible debentures were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the old convertible debentures into the name of the person withdrawing the tender.

                  If you have tendered your old convertible debentures through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of the exchange offer.

                  All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old convertible debentures withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old convertible debentures so withdrawn are validly retendered. Any old convertible debentures that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn old convertible debentures may be retendered by following one of the procedures described above under "- Procedures for Exchanging Old Convertible Debentures" at any time prior to the expiration date.

EXCHANGE OF OLD CONVERTIBLE DEBENTURES

                  We will issue the new notes upon the terms of the exchange offer and applicable law in exchange for old convertible debentures tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old convertible debentures or defectively tendered old convertible debentures with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice of such waiver to the exchange agent.

                  In all cases, credits of new notes will only be made as soon as practicable after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

         - timely condition of a book-entry transfer of the old convertible debentures into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in "- Procedures for Exchanging Old Convertible Debentures - Book-Entry Delivery Procedures" above;

         - a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent's message; and

         -        any other documents required by the letter of transmittal.

                  If we do not accept any tendered old convertible debentures for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such old convertible debentures to the account maintained at DTC from which the tendered old convertible debentures were delivered.

COMPLIANCE WITH STATE SECURITIES LAWS

                  We are making the exchange offer to all holders of outstanding old convertible debentures. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of old convertible debentures be accepted from or on behalf of, the holders of old convertible debentures residing in any such jurisdiction.

EXCHANGE AGENT

                  U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank will also serve as trustee of the Series A Notes and the Series B Notes. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth on the back cover page of this offering memorandum. Delivery of a letter of transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover page of this offering memorandum does not constitute a valid delivery of the letter of transmittal.

INFORMATION AGENT

                  D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer. We have agreed to pay D.F. King & Co., Inc. reasonable and customary fees for its services and will reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses. Any questions and requests for assistance, requests for additional copies of this offering memorandum or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth on the back cover page of this offering memorandum.

FEES AND EXPENSES

                  We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

TRANSFER TAXES

                  Owners who tender their old convertible debentures for exchange will not be obligated to pay any transfer taxes. If, however:

         - new notes are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered old convertible debentures;

         - the old convertible debentures are registered in the name of any person other than the person signing the letter of transmittal; or

         - transfer tax is imposed for any reason other than the exchange of new notes for old convertible debentures in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

                  The Series A Notes will be reported as a current liability on our consolidated balance sheet and will accrue interest at a rate of 5 3/4% per year. The Series B Notes will be reported as long-term debt on our consolidated balance sheet and will accrue interest at 10% of the principal amount outstanding. The exchange offer will be accounted for as an exchange of debt for financial reporting purposes. As such, all third-party costs incurred related to the exchange offer will be expensed.

                  The HCPI equity investment will be recorded as a minority interest on our consolidated balance sheet. This minority interest will increase or decrease each period by the amount of HCPI's share of the net income or net loss of the associated subsidiaries and will decrease by the amount of any distributions to HCPI.

                          DESCRIPTION OF THE NEW NOTES

         The following discussion is a summary of the material provisions of the Series A Notes and the Series B Notes and the indentures governing the new notes. Since this discussion is a summary, it does not contain all of the information that may be important to you in making your investment decision. Therefore, you should carefully review the terms of the Series A Notes and the Series B Notes and the related indentures. You may obtain those documents from us at our address set forth under the heading "Incorporation of Documents by Reference."

SERIES A SENIOR SUBORDINATED NOTES

         The Series A Notes will be issued pursuant to an indenture between us and U.S. Bank National Association, as trustee. The Series A Notes will be our unsecured general obligations and subordinated in right of payment to substantially all of our other indebtedness and capital lease obligations, but will rank senior to the old convertible debentures. The Series A Notes will rank pari passu with the Series B Notes. Neither we nor our subsidiaries are prohibited from incurring or issuing indebtedness or securities under the indenture. The indenture governing the Series A Notes does not contain any financial covenants.

         Principal, Maturity and Interest

         The Series A Notes will bear interest at the annual rate of 5 3/4% and mature on September 30, 2002. The principal amount, together with accrued interest, will be payable upon maturity. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

         Subordination

         The Series A Notes are subordinate in right of payment to all of our other indebtedness and capital lease obligations other than:

         -        the old convertible debentures;

         -        indebtedness owed to one of our subsidiaries;

         - indebtedness that is expressly made pari passu to the Series A Notes, including the Series B Notes; and

         -        indebtedness that is expressly made subordinated to the Series
                  A Notes.

Neither we nor our subsidiaries are limited from incurring additional indebtedness or liabilities under the indenture. The Series A Notes will be effectively subordinated to the indebtedness of our subsidiaries.

         Payments on the Series A Notes are subordinated in right of payment to the prior payment in full of amounts due under our existing and future debt and capital lease obligations. We may not make any payment of principal or interest on the Series A Notes if a default exists, or we have received notice from any holder of our debt or any of our lessors under capital leases stating that a default exists, on any debt or capital lease obligations that has not been cured or waived permitting the holders of the debt to declare the debt due and payable or permitting our lessors to declare our capital leases in default and terminate the leases.

         Upon any acceleration of the principal of the Series A Notes or any distribution of our assets upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings, all our debt and capital lease obligations must be paid in full before the holders of the Series A Notes are entitled to any payments.

         Optional and Mandatory Redemption

         The Series A Notes are not redeemable at our option. We are not required to make mandatory redemption or sinking fund payments on the Series A Notes.

         Repurchase Upon a Change in Control

         You will not have the right to require us to repurchase your Series A Notes in the event of a change in control.

         Amendment, Supplement and Waiver

         The holders of at least 66 2/3% in principal amount of the Series A Notes may amend or supplement the indenture or the Series A Notes. The holders of a majority in principal amount of the outstanding Series A Notes may waive any existing default or compliance with any provision of the indenture or the Series A Notes.

         Without the consent of each holder of Series A Notes affected, however, we may not:

         - reduce the principal amount of Series A Notes whose holders must consent to an amendment or waiver;

         - reduce the rate of or change the time for payment of interest on any Series A Note;

         -        extend the fixed maturity of any Series A Note;

         - waive a default in the payment of the principal of or interest on any Series A Note;

         - make any Series A Note payable in currency other than United States dollars;

         - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of Series A Notes to receive payments of principal of or interest on the Series A Notes;

         - make any change in the subordination provisions of the indenture that adversely affects the rights of the holders of Series A Notes; or

         - make any change to the foregoing amendment and waiver provisions.

         We and the trustee may amend or supplement the indenture or the Series A Notes without the consent of any holder of the Series A Notes to:

         - provide for the assumption of our obligations in the event of a merger or consolidation;

         -        provide for uncertificated Series A Notes;

         -        cure any ambiguity, defect or inconsistency;

         - make any change that does not adversely affect the interests of the holders of Series A Notes in any material respect;

         - add covenants of the company for the benefit of the holders of the Series A Notes, or surrender any right or power conferred upon the company by the indenture; or

         -        add any event of default.

         Events of Default, Notice and Waiver

         Each of the following will constitute an event of default under the indenture:

         - we default for five business days in the payment when due of principal and interest on the Series A Notes;

         - we fail for 60 days after notice to comply with any other covenants and agreements contained in the indenture or the Series A Notes;

         - we default under the Series B Notes or the old convertible debentures and the default (A) is a payment default caused by a failure to pay when due principal or interest on the Series B Notes or the old convertible debentures within the grace period provided in the Series B Notes or the old convertible debentures, which failure continues beyond any applicable grace period, or (B) results in the acceleration of the Series B Notes or the old convertible debentures prior to its express maturity; and

         - certain events of bankruptcy or insolvency with respect to the Company.

         If any event of default occurs and is continuing, the trustee or the holders of a majority in principal amount of the outstanding Series A Notes may declare all the Series A Notes immediately due and payable. Holders of a majority in principal amount of the outstanding Series A Notes may direct the trustee in its exercise of any trust or power, subject to certain limitations. The trustee may withhold from holders of the Series A Notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment or principal or interest.

         The holders of a majority in aggregate principal amount of outstanding Series A Notes may waive any existing default or event of default under the indenture except a continuing default or event of default in the payment of the principal or interest on the Series A Notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indenture and a notice specifying any default or event of default upon becoming aware of it.

         Consolidation, Merger, Sale or Conveyance

         We may not merge or consolidate with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets under the indenture unless:

         - (A) we are the surviving or continuing entity or (B) the entity formed by or surviving the consolidation or merger, if other than us, or the entity that acquires all or substantially all of our assets is an entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

         - the entity formed by or surviving the consolidation or merger, if other than us, or the entity that acquires all or substantially all of our assets assumes all our obligations under the Series A Notes and the indenture;

         - immediately after giving effect to the transaction no default or event of default exists; and

         - we shall have delivered to the trustee an officer's certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the provisions of the indenture.

         Marketability

         The Series A Notes will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system on any national securities association.

SERIES B CONVERTIBLE SENIOR SUBORDINATED NOTES

         The Series B Notes will be issued pursuant to an indenture between us and U.S. Bank National Association, as trustee. The Series B Notes will be our unsecured general obligations and subordinated in right of payment to substantially all of our other indebtedness and capital lease obligations, but will rank senior to the old convertible debentures. The Series B Notes will rank pari passu with the Series A Notes. Neither we nor our subsidiaries are prohibited from incurring or issuing indebtedness or securities under the indenture. The indenture governing the Series B Notes does not contain any financial covenants.

         Principal, Maturity and Interest

         The Series B Notes bear interest at the annual rate of 10% and mature on April 1, 2008. Interest on the Series B Notes is payable semi-annually on April 1 and October 1 of each year, beginning April 1, 2003. The record dates for the payment of interest are the March 15 and September 15 immediately preceding each interest payment date.

         We have the option to pay up to 2% interest per year through the issuance of additional Series B Notes rather than in cash by giving notice to the trustee not less than ten nor more than 45 days prior to a record date. We will pay interest on the Series B Notes in cash if we do not give the trustee notice of our intent to pay interest through the issuance of additional Series B Notes. In the event we elect to pay interest through the issuance of additional Series B Notes, we will deliver an additional global note to the trustee. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. Interest on the Series B Notes accrues from the most recent date to which interest has been paid.

         We may, at our option, pay interest in cash by check mailed to the holders of the Series B Notes at their addresses listed in the register of holders. The Series B Notes issued in the exchange offer will be issued in denominations of $1,000 and integral multiples of $1,000; provided, however, that in the event any holder of old convertible debentures would otherwise receive a Series B Note in an amount that is less than $1,000 or not an integral multiple of $1,000, in order to avoid issuing a fractional Series B Note we will issue Series B Notes in integral multiples of $1.00 in an amount equal to:

         - the full amount of such Series B Note in the event the principal amount is less than $1,000, or

         - the difference between the principal amount of the Series B Note that would otherwise be issued and the next lower integral multiple of $1,000.

         Subordination

         The Series B Notes are subordinate in right of payment to all of our other indebtedness and capital lease obligations other than:

         -        the old convertible debentures;

         -        indebtedness owed to one of our subsidiaries;

         - indebtedness that is expressly made pari passu to the Series B Notes, including the Series A Notes; and

         -        indebtedness that is expressly made subordinated to the Series
                  B Notes.

Neither we nor our subsidiaries are limited from incurring additional indebtedness or liabilities under the indenture. The Series B Notes are effectively subordinated to the indebtedness of our subsidiaries.

         Payments on the Series B Notes are subordinated in right of payment to the prior payment in full of amounts due under our debt and capital lease obligations. We may not make any payment of principal or interest on the Series B Notes or redeem, purchase or otherwise acquire any of the Series B Notes if a default exists, or we have received notice from any holder of our debt or any of our lessors under capital leases stating that a default exists, on any debt or capital lease obligations that has not been cured or waived permitting the holders of the debt to declare the debt due and payable or permitting our lessors to declare our capital leases in default and terminate the leases.

         Upon any acceleration of the principal of the Series B Notes or any distribution of our assets upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings, all our debt and capital lease obligations must be paid in full before the holders of the Series B Notes are entitled to any payments.

         Optional Redemption

         We may redeem the Series B Notes at our option, in whole or in part, at any time. Prior to April 1, 2004, we may redeem the Series B Notes at a redemption price equal to 105.0% of the principal amount, plus interest accrued to the date of redemption. Following April 1, 2004, we may redeem the Series B Notes at the redemption prices set forth below, plus accrued interest to the date of redemption. The following prices are for notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of the principal amount:

                        REDEMPTION YEAR                 PRICE
                      --------------------              ------
                      2004                              103.5%
                      2005                              102.5%
                      2006                              101.5%
                      2007 and thereafter               100.0%

         Mandatory Redemption

         We are not required to make mandatory redemption or sinking fund payments on the Series B Notes.

         Repurchase Upon a Change in Control

         You will not have the right to require us to repurchase your Series B Notes in the event of a change in control.

         Conversion

         The holders of Series B Notes will have the right at any time prior to April 1, 2008 to convert their Series B Notes into shares of our common stock at a conversion price of $2.25 per share. The conversion price is subject to further adjustment as described below. If a note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. We will not adjust the conversion price to reflect any accrued interest on the Series B Notes. If a holder of Series B Notes converts a note between a record date for the payment of interest and the next interest payment date, the converting holder must pay us an amount equal to the interest payable on the next interest payment date on the Series B Notes to be converted, unless we have called the Series B Notes for redemption. We will pay cash in lieu of issuing any fractional shares of common stock upon the conversion of Series B Notes.

         We will adjust the conversion price if we:

         - issue shares of our common stock as a dividend or distribution on our capital stock;

         -        subdivide or combine our outstanding common stock;

         - distribute assets, debt securities, or any rights or warrants to purchase our securities, but excluding dividends or distributions paid exclusively in cash; or

         - issue any shares of our capital stock as part of a reclassification of our common stock.

We will not make any adjustment to the conversion price until cumulative adjustments amount to one percent or more of the conversion price. We may voluntarily reduce the conversion price for a period of time.

If we:

         -        pay dividends on our common stock in shares of capital stock;

         -        subdivide or combine our common stock;

         -        reclassify our common stock;

         -        merge with another person; or

         - transfer or lease substantially all of our assets to another entity,

the Series B Notes will be convertible into the kind and amount of securities, cash or other assets that the holders of the Series B Notes would have owned immediately after the transaction if they had converted the Series B Notes into shares of common stock immediately before the effective date of the transaction.

         Amendment, Supplement and Waiver

         The holders of at least 66 2/3% in principal amount of the Series B Notes may amend or supplement the indenture or the Series B Notes. The holders of a majority in principal amount of the outstanding Series B Notes may waive any existing default or compliance with any provision of the indenture or the Series B Notes.

         Without the consent of each holder affected, however, we may not:

         - reduce the amount of Series B Notes whose holders must consent to an amendment or waiver;

         - reduce the rate of or change the time for payment of interest on any Series B Note;

         - reduce the principal of or extend the fixed maturity of any Series B Note;

         - waive a default in the payment of the principal of, interest on or redemption amounts with respect to any Series B Note;

         - make any Series B Note payable in currency other than United States dollars;

         - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of Series B Notes to receive payments of principal of or interest on the Series B Notes;

         - make any change in the subordination provisions of the indenture that adversely affects the rights of the holders of Series B Notes; or

         - make any change to the foregoing amendment and waiver provisions.

         We and the trustee may amend or supplement the indenture or the Series B Notes without the consent of any holder of the old convertible debentures to:

         - provide for the assumption of our obligations in the event of a merger or consolidation;

         -        provide for uncertificated Series B Notes;

         -        cure any ambiguity, defect or inconsistency;

         - make any change that does not adversely affect the interests of the holders of Series B Notes in any material respect;

         - add covenants of us for the benefit of the holders of the Series B Notes, or surrender any right or power conferred upon us by the indenture; or

         -        add any event of default.

                  Events of Default, Notice and Waiver

                  Each of the following will constitute an event of default under the indenture:

         - we default for 30 days in the payment when due of interest on the Series B Notes;

         - we default for five business days in payment when due of principal of or interest on the Series B Notes when they become due at maturity or upon redemption;

         - we fail for 60 days after notice to comply with any other covenants and agreements contained in the indenture or the Series B Notes;

         - we default under the Series A Notes or the old convertible debentures and the default (A) is a payment default caused by a failure to pay when due principal or interest on the Series A Notes or the old convertible debentures within the grace period provided in the Series A Notes or the old convertible debentures, which failure continues beyond any applicable grace period, or (B) results in the acceleration of the Series A Notes or the old convertible debentures prior to its express maturity; and

         -        certain events of bankruptcy or insolvency with respect to us.

                  If any event of default occurs and is continuing, the trustee or the holders of a majority in principal amount of the outstanding Series B Notes may declare all the Series B Notes immediately due and payable. Holders of a majority in principal amount of the outstanding Series B Notes may direct the trustee in its exercise of any trust or power, subject to certain limitations. The trustee may withhold from holders of the Series B Notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment or principal or interest.

                  The holders of a majority in aggregate principal amount of outstanding Series B Notes may waive any existing default or event of default under the indenture except a continuing default or event of default in the payment of the principal, interest or designated event payment on the Series B Notes.

                  We are required to deliver to the trustee annually a statement regarding compliance with the indenture and a notice specifying any default or event of default upon becoming aware of it.

                  Consolidation, Merger, Sale or Conveyance

                  We may not merge or consolidate with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets under the indenture unless:

         (A) we are the surviving or continuing entity or (B) the entity formed by or surviving the consolidation or merger, if other than us, or the entity that acquires all or substantially all of our assets is an entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

         - the entity formed by or surviving the consolidation or merger, if other than us, or the entity that acquires all or substantially all of our assets assumes all our obligations under the Series B Notes and the indenture;

         - immediately after giving effect to the transaction no default or event of default exists; and

         - we shall have delivered to the trustee an officer's certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the indenture.

                  Marketability

                  The Series B Notes will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system or any national securities association.

                  DESCRIPTION OF THE OLD CONVERTIBLE DEBENTURES

         We currently have outstanding approximately $132.9 million principal amount of old convertible debentures. The old convertible debentures were issued pursuant to an indenture dated as of September 27, 1997 between ARC and Bank of New York, as successor trustee to IBJ Schroder Bank and Trust Company. The old convertible debentures are our unsecured general obligations and subordinated in right of payment to all of our other indebtedness, including the Series A Notes and the Series B Notes. Neither we nor our subsidiaries are prohibited from incurring or issuing indebtedness or securities under the indenture governing the old convertible debentures. The indenture governing the old convertible debentures does not contain any financial covenants.

         The following summarizes some, but not all, of the provisions of the indenture. You should refer to the actual terms of the old convertible debentures and the indenture for the definitive terms and conditions of the old convertible debentures.

PRINCIPAL, MATURITY AND INTEREST

         The old convertible debentures bear interest at the annual rate of 5 3/4% and mature on October 1, 2002.

         Interest on the old convertible debentures is payable semi-annually on April 1 and October 1 of each year. The record dates for the payment of interest are the March 15 and September 15 immediately preceding each interest payment date. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. Interest on the old convertible debentures accrues from the most recent date to which interest has been paid.

         We maintain an office in New York, New York for payment of interest and principal on the old convertible debentures. We may, at our option, pay interest by check mailed to the holders of the old convertible debentures at their addresses listed in the register of holders. Unless otherwise designated by us, our office in New York, New York is the office of the trustee. The old convertible debentures have been issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

SUBORDINATION

         The old convertible debentures are subordinate in right of payment to all of our other indebtedness other than:

         -        indebtedness owed to one of our subsidiaries;

         - indebtedness that is expressly made pari passu to the old convertible debentures; and

         - indebtedness that is expressly made subordinated to the old convertible debentures.

Neither we nor our subsidiaries are limited from incurring additional indebtedness or liabilities under the indenture. The old convertible debentures are effectively subordinated to the indebtedness of our subsidiaries.

         Payments on the old convertible debentures are subordinated in right of payment to the prior payment in full of amounts due under our debt and lease obligations. We may not make any payment of principal or interest on the old convertible debentures or redeem, purchase or otherwise acquire any of the old convertible debentures if a default exists, or we have received notice from any holder of debt or any of our lessors stating that a default exists, on any debt or lease obligations that has not been cured or waived permitting the holders of our debt to declare the debt due and payable or permitting our lessors to declare our leases in default and terminate the leases..

         Upon any acceleration of the principal of the old convertible debentures or any distribution of our assets upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings, all our debt and lease obligations must be paid in full before the holders of the old convertible debentures are entitled to any payments.

OPTIONAL REDEMPTION

         We may redeem the old convertible debentures at our option, in whole or in part, at any time on or after October 15, 2000, upon not less than 30 nor more than 60 days' prior notice by mail, at a redemption price equal to 100% of the principal amount of the old convertible debentures, plus interest accrued to the date of redemption.

MANDATORY REDEMPTION

         We are not required to make mandatory redemption or sinking fund payments on the old convertible debentures.

REPURCHASE UPON A CHANGE IN CONTROL

         Upon the occurrence of a change in control prior to the maturity of the old convertible debentures, holders of the old convertible debentures will have the right, at their option, to require us to repurchase all or any part of the old convertible debentures owned by the holders at a price equal to 101% of the principal amount of the old convertible debentures, together with accrued and unpaid interest to the date of repurchase. We will mail a notice to each holder within 15 days following a change in control stating:

         -        that a change in control has occurred;

         -        the date of the change in control;

         -        the date the old convertible debentures will be repurchased;

         - the date by which holders of old convertible debentures must exercise their right to require us to repurchase their old convertible debentures;

         -        the repurchase price; and

         - the procedures a holder must follow to exercise his right to require us to repurchase his old convertible debentures.

The date of the repurchase shall be 75 days after the date we provide notice of the change in control to the holders of the old convertible debentures. To exercise the repurchase right, a holder of old convertible debentures must deliver written notice of its intent to exercise its repurchase right to us and the trustee on or before the tenth day prior to the repurchase date, together with the certificates representing the old convertible debentures to be repurchased. Prior to the date of repurchase, we will deposit with the trustee or a paying agent an amount of money sufficient to pay the purchase price of the old convertible debentures to be repurchased.

         We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable to the repurchase of the old convertible debentures following a change in control.

         For the purposes of the indenture governing the old convertible debentures, a "Change in Control" will be deemed to have occurred when:

         - we sell all or substantially all of our assets as an entirety to any person or related group of persons;

         - we consolidate or merge with another entity and (A) we are not the continuing or surviving corporation, other than a consolidation or merger with one of our wholly-owned subsidiaries in which all shares of our common stock outstanding immediately prior to the effectiveness of the transaction are changed into or exchanged for the same consideration, or (B) our common stock is converted into cash, securities, or other property, in each case other than a consolidation or merger of the company in which the holders of our common stock immediately prior to the transaction have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after the consolidation or merger; or

         - any "person" or "group," as those terms are defined in Section 13(d) of the Exchange Act, acquires beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of at least 50% of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors.

         Notwithstanding the foregoing, a change in control as described above will not be deemed to have occurred if:

         - the "current market price," as defined in the indenture, of our common stock on the date of a change in control is at least equal to 105% of the conversion price of the old convertible debentures in effect immediately preceding the date of the change in control;

         - all of the consideration, other than cash payments for fractional shares, in the transaction giving rise to the change in control to the holders of our common stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of the change in control transaction the old convertible debentures become convertible solely into such shares of common stock; or

         - the consideration in the transaction giving rise to the change in control to the holders of our common stock consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration, which, in the case of such securities, will be equal to the average of the daily closing prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of the transaction, is at least 105% of the conversion price of the old convertible debentures in effect on the date immediately preceding the closing date of the transaction.

         If a change in control were to occur, we may not have sufficient financial resources to pay the repurchase price for all tendered old convertible debentures. In addition, the exercise by the holders of old convertible debentures of their right to require us to repurchase their old convertible debentures may create an event of default under our senior indebtedness. Absent a waiver by the holders of our senior indebtedness, any repurchase of old convertible debentures could be prohibited by the subordination provisions of the old convertible debentures and the indenture. Our ability to pay cash to the holders of old convertible debentures upon a repurchase may also be limited by financial covenants contained in our senior indebtedness. If we fail to repurchase the old convertible debentures following a change in control, there would be an event of default under the indenture, whether or not the repurchase is permitted by the subordination provisions of the indenture.

         The definition of change of control includes a phrase relating to the sale of "all or substantially all" of our assets. There is no clear definition of that phrase under applicable law. As a result, the ability of holders of old convertible debentures to require us to repurchase their old convertible debentures as a result of a sale of less than all of our assets may be uncertain.

         The change in control repurchase feature of the old convertible debentures may make more difficult or discourage a takeover of the company and the removal of our incumbent management. The change in control repurchase feature was not included in the indenture as a result of any specific effort to accumulate common stock or to obtain control of the company by means of a merger, tender offer, solicitation or otherwise, or as part of a plan by our management to adopt a series of anti-takeover provisions.

CONVERSION

         The holders of the old convertible debentures have the right at any time prior to October 1, 2002 to convert their old convertible debentures into shares of our common stock at a conversion price of $24.00 per share, subject to adjustment as described below. If a debenture is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. We will not adjust the conversion price to reflect any accrued interest on a converted debenture. If a holder of old convertible debentures converts a debenture between a record date for the payment of interest and the next interest payment date, the converting holder must pay us an amount equal to the interest payable on the next interest payment date on the old convertible debentures to be converted, unless we have called the old convertible debentures for redemption. We will pay cash in lieu of issuing any fractional shares of common stock upon the conversion of old convertible debentures.

         We will adjust the conversion price if we:

         - issue shares of our common stock as a dividend or distribution on our capital stock;

         - issue rights or warrants to all holders of our common stock entitling them to purchase our common stock at a price less than the current market price;

         -        subdivide or combine our outstanding common stock;

         - distribute assets, debt securities, or any rights or warrants to purchase our securities, but excluding dividends or distributions paid exclusively in cash; or

         - issue any shares of our capital stock as part of a reclassification of our common stock.

We will not make any adjustment to the conversion price until cumulative adjustments amount to one percent or more of the conversion price. We may voluntarily reduce the conversion price for a period of time.

If we:

         -        pay dividends on our common stock in shares of capital stock;

         -        subdivide or combine our common stock;

         -        reclassify our common stock;

         -        merge with another person; or

         - transfer or lease substantially all of our assets to another entity,

the old convertible debentures will be convertible into the kind and amount of securities, cash or other assets that the holders of the old convertible debentures would have owned immediately after the transaction if they had converted the old convertible debentures into shares of common stock immediately before the effective date of the transaction.

AMENDMENT, SUPPLEMENT AND WAIVER

         The holders of at least 66 2/3% in principal amount of the old convertible debentures may amend or supplement the indenture or the old convertible debentures. The holders of a majority in principal amount of the outstanding old convertible debentures may waive any existing default or compliance with any provision of the indenture or the old convertible debentures.

         Without the consent of each holder of old convertible debentures affected, however, we may not:

         - reduce the principal amount of old convertible debentures whose holders must consent to an amendment or waiver;

         - reduce the rate of or change the time for payment of interest on any debenture;

         -        extend the fixed maturity of any debenture;

         - waive a default in the payment of the principal of, interest on or redemption amounts with respect to any debenture;

         - make any debenture payable in currency other than United States dollars;

         - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of old convertible debentures to receive payments of principal of or interest on the old convertible debentures;

         - make any change that adversely affects the right to convert into common stock;

         - make any change in the subordination provisions of the indenture that adversely affects the rights of the holders of old convertible debentures; or

         - make any change to the foregoing amendment and waiver provisions.

         We and the trustee may amend or supplement the indenture or the old convertible debentures without the consent of any holder of the old convertible debentures to:

         - provide for the assumption of our obligations in the event of a merger or consolidation;

         -        provide for uncertificated old convertible debentures;

         -        cure any ambiguity, defect or inconsistency;

         - make any change that does not adversely affect the interests of the holders of old convertible debentures in any material respect;

         - add covenants of us for the benefit of the holders of the old convertible debentures, or surrender any right or power conferred upon us by the indenture; or

         -        add any event of default.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         Each of the following will constitute an event of default under the indenture:

         - we default for 30 days in the payment when due of interest on the old convertible debentures;

         - we default for five business days in payment when due of principal of or premium or interest on the old convertible debentures when they become due at maturity, upon redemption or otherwise;

         - we default in the payment of the purchase price in respect of the old convertible debentures following a change in control, whether or not such payment is prohibited by the subordination provisions of the indenture;

         - we fail for 60 days after notice to comply with any other covenants and agreements contained in the indenture or the old convertible debentures;

         - we default under any bond, debenture, note or other debt or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, which default (A) is a payment default caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) or (B) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10 million or more; and

         - certain events of bankruptcy or insolvency with respect to the company.

         If any event of default occurs and is continuing, the trustee or the holders of a majority in principal amount of the outstanding old convertible debentures may declare all the old convertible debentures immediately due and payable. Holders of a majority in principal amount of the outstanding old convertible debentures may direct the trustee in its exercise of any trust or power, subject to certain limitations. The trustee may withhold from holders of the old convertible debentures notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment or principal or interest.

         The holders of a majority in aggregate principal amount of outstanding old convertible debentures may waive any existing default or event of default under the indenture except a continuing default or event of default in the payment of the principal, interest or designated event payment on the old convertible debentures.

         We are required to deliver to the trustee annually a statement regarding compliance with the indenture. We are also required to deliver to the trustee a notice specifying any default or event of default upon becoming aware of it.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         We may not merge or consolidate with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets under the indenture unless:

         - (A) we are the surviving or continuing entity or (B) the entity formed by or surviving the consolidation or merger, if other than us, or the entity that acquires all or substantially all of our assets is an entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

         - the entity formed by or surviving the consolidation or merger, if other than us, or the entity that acquires all or substantially all of our assets assumes all our obligations under the old convertible debentures and the indenture;

         - immediately after giving effect to the transaction no default or event of default exists; and

         - we shall have delivered to the trustee an officer's certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the provisions of the indenture.

MARKETABILITY

         The old convertible debentures trade on the New York Stock Exchange.

           COMPARISON OF RIGHTS BETWEEN THE OLD CONVERTIBLE DEBENTURES
                                AND THE NEW NOTES

         The following describes the material differences between the rights of holders of the old convertible debentures and holders of the new notes. While we believe that the description covers the material differences between the new notes and the old convertible debentures, this summary may not contain all of the information that is important to you. You should carefully read this entire offering memorandum and the other documents we refer to for a more complete understanding of the differences between being a holder of old convertible debentures and being a holder of the new notes.

GOVERNING DOCUMENT

         As a holder of old convertible debentures, your rights currently are set forth in, and you may enforce your rights under, the indenture governing the old convertible debentures. After completion of the exchange offer, holders of Series A Notes will have their rights set forth in, and may enforce their rights under, the indenture governing the Series A Notes. Likewise, holders of Series B Notes will have their rights set forth in, and may enforce their rights under, the indenture governing the Series B Notes.

COLLATERAL

         The old convertible debentures are not, and the new notes will not be, "secured" or "collateralized" by any assets.

PAYMENTS

         The old convertible debentures entitle you to receive regular interest payments from us at a rate of 5 3/4% per annum, payable each April 1 and October 1, and to receive, at maturity on October 1, 2002, the return of your principal.

         The entire principal amount of the Series A Notes, together with all interest that has accrued at a rate of 5 3/4% is payable at maturity on September 30, 2002.

         The Series B Notes will entitle you to regular interest payments from us at a rate of 10% per annum, payable on each April 1 and October 1, beginning on April 1, 2003. We have the option to pay 2 % interest per year through the issuance of additional Series B Notes rather than in cash by giving advance notice to the trustee. You will also be entitled to receive a return of your remaining principal when the Series B Notes mature on April 1, 2008.

RANK

         The old convertible debentures are our unsecured subordinated obligations. While the new notes will also be unsecured and subordinated to our existing and future debt and capital lease obligations, the new notes will rank senior to the old convertible debentures. The Series A Notes and the Series B Notes rank pari passu in right of payment.

CONVERSION

         The old convertible debentures are convertible into shares of our common stock at a conversion price of $24.00 per share. The Series A Notes are not convertible into shares of our common stock. The Series B Notes are convertible into shares of our common stock at a conversion price of $2.25 per share.

REDEMPTION

         We may redeem the Series B Notes at our option, in whole or in part, at any time. Prior to April 1, 2004, we may redeem the Series B Notes at a redemption price equal to 105.0% of the principal amount, plus interest accrued to the date of redemption. Following April 1, 2004, we may redeem the Series B Notes at the redemption prices set forth below, plus accrued interest to the date of redemption. The following prices are for notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of the principal amount:


                             REDEMPTION YEAR                            PRICE
                      ------------------------------              -------------------
                      2004                                              103.5%
                      2005                                              102.5%
                      2006                                              101.5%
                      2007 and thereafter                               100.0%

RIGHTS UPON CHANGE OF CONTROL

         You can require us to redeem your old convertible debentures at a price equal to 101% of their principal amount upon a change of control. You will have no right to require us to redeem your new notes upon a change of control of our company.

LISTING

         The old convertible debentures are listed and traded on the NYSE.

         Neither the Series A Notes nor the Series B Notes will be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association.

DEFAULTS

            The indenture governing the old convertible debentures contains several "events of default." For example, we would be in default under the indenture governing the old convertible debentures if we:

- fail to pay principal, premium and interest on the old convertible debentures when due,

-        fail to comply with our covenants and agreements in the indenture,

- suffer a payment default with respect to, or any other default that results in the acceleration of, $10.0 million or more of indebtedness, or

-        file for protection under the bankruptcy code.

         The indentures governing our new notes provide that we will be in default if we:

- fail to pay principal or interest on the notes or the old convertible debentures when due,

-        fail to comply with our covenants and agreements in the indenture,

- suffer a payment default with respect to, or any other default that results in the acceleration of, the new notes or the old convertible debentures, or

-        file for protection under the bankruptcy code.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, no par value per share (including 2,000,000 shares of Series A Junior Preferred Stock reserved for issuance upon the exercise of rights, as described below, issued in connection with our shareholder rights plan). Currently, 17,310,209 shares of common stock are issued and outstanding and no shares of preferred stock are outstanding. A total of 2,107,457 shares of common stock are reserved for issuance pursuant to outstanding stock options under our stock incentive plan.

         The following summary descriptions of selected provisions of our charter, bylaws, common stock, preferred stock, Series A Junior Preferred Stock and shareholder rights plan are not complete. These summaries are subject to, and are qualified entirely by, the provisions of our charter, bylaws and rights agreement, all of which are incorporated by reference. You should read this summary together with our charter, bylaws and rights agreement and the applicable provisions of Tennessee statutory law.

COMMON STOCK

         Voting. The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and, if a quorum exists, action on any matter, other than the election of directors and except as otherwise required by our charter or applicable law, is approved if the votes cast in favor of the action exceed the votes cast opposing the action. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at which a quorum is present. The holders of our common stock are not entitled to cumulative voting in the election of directors, which means that the holders of more than 50% of the shares voting in the election of directors can elect all of the directors then standing for election.

         Dividends. The holders of our common stock are entitled to share equally on a per share basis in any dividends or distributions declared by our board of directors in its discretion from legally available funds, subject to any dividend preferences that may be attributable to our preferred stock. Dividends may be payable in shares of common stock.

         Liquidation. If we liquidate, dissolve or wind up operations, the holders of our common stock are entitled to share equally on a per share basis in any assets remaining after all prior claims are satisfied and any liquidation preference on our preferred stock is paid in full.

         Other Rights. Holders of our common stock do not have any preemptive or similar rights to subscribe for shares of our capital stock. Our charter does not contain any provisions providing for the redemption of our common stock or the conversion of our common stock into other securities. All of our outstanding shares of common stock are fully paid and non-assessable.

         Effect of Issuance of Preferred Stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may issue in the future. In that regard, we have authorized a series of 2,000,000 shares of our Series A Junior Preferred Stock that is reserved for issuance upon the exercise of rights issued in connection with our shareholder rights plan. See "Preferred Stock Purchase Rights" below. If any shares of our authorized but unissued Series A Junior Preferred Stock are issued:

         - each holder of one one-hundredth of a share, which we refer to as a "unit," of Series A Junior Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds, dividends at the same rate as dividends are paid with respect to one share of our common stock;

         - the holders of units and the holders of common stock will, except as otherwise provided in our charter or applicable law, vote together as one class on all matters submitted to a vote of our shareholders, and each unit will entitle the holder to one vote on all matters submitted to a vote of our shareholders; and

         - if we liquidate, dissolve or wind up operations, the holders of units will be entitled to share in any assets remaining after all prior claims are satisfied and any liquidation preferences on any other series of our preferred stock are paid in full, ratably with holders of our common stock.

         Trading Market for Our Common Stock. Our common stock is quoted on the New York Stock Exchange under the symbol "ACR."

PREFERRED STOCK PURCHASE RIGHTS

         Issuance of Rights. Each of our outstanding shares of common stock is entitled to one preferred stock purchase right, and each share of common stock we issue prior to the time that the rights become exercisable (or the time of any earlier redemption or expiration of the rights), will be entitled to one preferred stock purchase right. When exercised, each right will entitle its holder to purchase from us one unit of our Series A Junior Preferred Stock, at an exercise price of $86.25 per unit, subject to adjustment. The terms of the rights are set forth in a rights agreement dated November 18, 1998 between us and American Stock Transfer and Trust Company, as rights agent.

         Initial Exercise of Rights. The rights initially are not exercisable. Instead, the rights are attached to and trade with shares of our common stock. The rights will separate from the common stock and will become exercisable upon the earlier of the following events, which we refer to as the "distribution date:"

         - the close of business on the tenth business day, or some later day as our board of directors may determine, following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our shares of common stock then outstanding, which we refer to as an "Acquiring Person;" or

         - the close of business on the tenth business day, or some later day as our board of directors may determine, following the commencement of a tender offer or exchange offer that could result in a person or group becoming the beneficial owner of 15% or more of our shares of common stock then outstanding.

         The rights will expire at the close of business on November 18, 2008 unless we redeem or exchange the rights as described below.

         Evidence of Rights.  Until the rights become exercisable:

         - the rights will be evidenced by and transferred with our common stock certificates;

         - common stock certificates will contain a notation incorporating the rights agreement by reference; and

         - any surrender for transfer of any certificates for our common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

         As soon as practicable after the rights become exercisable, we will mail rights certificates to the holders of our common stock who are eligible to receive rights. After we mail them out, the separate rights certificates alone will represent the rights.

         Exercise After Someone Becomes an Acquiring Person. After public announcement that a person has become an Acquiring Person, each holder of a right will have the right to receive upon exercise of the rights that number of shares of our common stock, or in our board's discretion, some other consideration, having a value of two times the then current exercise price of the right. However, this will not apply to an Acquiring Person or their associates or affiliates, whose rights will have become null and void.

         Under certain circumstances, each holder of a right will have the right to receive, upon exercise, common stock of the company acquiring us having a value equal to two times the then current exercise price of the right. Each holder of a right will be entitled to receive, upon exercise, common stock of the company acquiring us as


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contemplated by this paragraph in the event that, at any time on or after the date it is publicly announced that a person has become an Acquiring Person:

         - we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation;

         - any person effects a share exchange, consolidates with us, or merges with us and we are the continuing or surviving corporation of that merger and, in connection with that merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

         - we sell or transfer 50% or more of our assets or earning power.

         The holder will continue to have this right to receive common stock of the company acquiring us whether or not that holder has previously exercised its right to receive shares of our common stock in accordance with the first paragraph of this subsection. Rights that are or were beneficially owned by an Acquiring Person may, under certain circumstances specified in the rights agreement, become null and void.

         Exchange. At any time after a person becomes an Acquiring Person, we may exchange all or part of the outstanding and exercisable rights for shares of our common stock at an exchange ratio specified in the rights agreement. We generally may not make an exchange after any person becomes the beneficial owner of 50% or more of our common stock.

         Adjustment. The exercise price and the number of shares of common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent certain types of dilution. With certain exceptions, the exercise price of the rights will not be adjusted until cumulative adjustments amount to at least 1% of the exercise price. We are not obligated to issue fractional units or shares of common stock in connection with the exercise of rights. If we decide not to issue fractional units or shares of common stock, we will make an adjustment in cash based on the fair market value of a unit or share on the last trading date prior to the date of exercise.

         Redemption. We may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to adjustment), payable in cash or shares of common stock. However, we may only redeem the rights until the earlier of ten days after someone becomes an Acquiring Person or November 18, 2008.

         Once redeemed, the rights will terminate immediately and the only right of the holders of the rights will be to receive the redemption price.

         Amendment of Rights Agreement. We may amend the rights agreement without the approval of the holders of our common stock until the distribution date. After the distribution date and without the approval of the rights holders, we will only be able to amend the rights agreement in order to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders, excluding the interests of an Acquiring Person or their associates or affiliates. We may only amend the time period governing redemption of the rights if the rights are presently redeemable.

         Other. Until a right is exercised, the holder will not, solely by virtue of holding such right, have any rights as one of our shareholders. This means, for example, that until it is exercised, a right will not entitle its holder to vote or receive dividends as one of our shareholders. Shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of Series A Junior Preferred Stock, shares of common stock, other consideration or for common stock of an acquiring company.

         The units of Series A Junior Preferred Stock issuable upon exercise of the rights will be nonredeemable by us and subordinate as to the payment of dividends and the distribution of assets to any other shares of preferred stock which we may issue.

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

         Each unit of Series A Junior Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds, dividends at the same rate as dividends are paid with respect to one share of our common stock.

         In the event of our liquidation, dissolution or winding up, the holders of units of Series A Junior Preferred Stock will be entitled to share in any assets remaining after all prior claims are satisfied and any liquidation preferences on any other preferred stock are satisfied, ratably with the holders of the common stock.

         Each unit of Series A Junior Preferred Stock will entitle the holder to one vote on all matters submitted to a vote of our shareholders. Except as otherwise provided in our charter or by applicable law, the holders of units and the holders of our common stock will vote together as one class on all matters submitted to a vote of our shareholders.

         In the event of any merger, share exchange or other transaction in which shares of our common stock are exchanged for or converted into other stock or securities, cash or other property, each unit of Series A Junior Preferred Stock will at the same time be similarly exchanged for or converted into the same amount of stock, securities, cash or other property as one share of common stock.

         The rights of the holders of the Series A Junior Preferred Stock with respect to voting, dividends and distributions on liquidation and in the event of mergers and share exchanges, are protected by customary anti-dilution provisions.

         Because of the nature of the Series A Junior Preferred Stock's dividend, liquidation and voting rights, the economic value of one unit of Series A Junior Preferred Stock that may be acquired upon the exercise of each right should approximate the economic value of one share of common stock.

         The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors unless the offer is conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.001 per right at any time on or prior to the tenth day following the announcement that someone has become an Acquiring Person. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

PREFERRED STOCK

         Our authorized preferred stock may be issued in one or more designated series or classes. Our board of directors may generally issue shares of preferred stock in one or more series without approval of our shareholders, except as may be required by applicable law or by the rules of the NYSE. Our board of directors is also authorized to establish the voting, dividend, redemption, conversion, liquidation, and other relative provisions for each series or class. Any series or class of preferred stock may rank prior to the common stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, or both. Any series or class of preferred stock may have full, limited or no voting rights and it may be convertible into shares of common stock. The issuance of preferred stock may affect the value or proportionate voting power of the common stock. Thus, if the board of directors issues shares of preferred stock, the rights of common shareholders may be adversely affected. The issuance of preferred stock could also, under some circumstances, make it harder for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. Other than the Series A Junior Preferred Stock that may be issuable under our shareholder rights plan in certain circumstances, we have no present intention to issue any series or class of preferred stock.

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ANTI-TAKEOVER EFFECTS OF OUR CHARTER AND BYLAWS

         General. The provisions of our charter and bylaws described in this section may delay or make it difficult to effect acquisitions or changes of control of us that are not approved by our board of directors. We have implemented these provisions to help develop our business in a manner that will foster our long-term growth without the disruptive threat of a takeover that our board of directors believes is not in our best interests or in the best interests of our shareholders.

         Classified Board of Directors. Our charter and bylaws state that the number of directors must be no fewer than three nor more than fifteen, and that the exact number of our directors is to be determined from time to time by our board of directors. Our charter and bylaws also provide that the board of directors is divided into three classes of as nearly equal size as possible. The classes serve staggered three-year terms. This means that each year only one class is elected. Vacancies on the board of directors, including vacancies created by an increase in the number of directors, may be filled by the board of directors, acting by a majority of the remaining directors then in office. The charter and bylaws also provide that directors may be removed, only for cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote in the election of directors voting as one class, unless the vote of a special group is otherwise required by law, or the affirmative vote of a majority of the entire board of directors. A director may be removed by the shareholders only at a meeting called for the purpose of removing him, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of a director.

         The overall effect of these provisions in our charter and bylaws may be to make it more difficult to effect a change in control or remove our incumbent directors.

         Advance Notice for Shareholder Proposals or Nominations of Directors. Our bylaws provide that shareholders who want to bring business before a meeting of our shareholders or to nominate candidates for election as directors at an annual meeting or special meeting at which directors are to be elected must provide timely notice in writing. Subject to any other applicable requirements, only business that has been brought before the meeting by or at the direction of the board of directors or by a shareholder who has given timely written notice of an intention to bring that business before the meeting, in proper form, to our corporate secretary, may be conducted at a shareholder meeting. The presiding officer at the shareholder meeting has the authority to make determinations in this regard.

         To be timely, a shareholder notice of nominations or other business must be received by our corporate secretary:

         - at least 120 days before the anniversary date of the Company's proxy statement for the previous year's annual meeting; or

         - if the election is to be held at a special meeting of the shareholders called upon the request of a shareholder, at the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders.

         Our bylaws also specify requirements as to the content of the notice of a shareholder proposal or shareholder nomination of a director.

         Supermajority Required to Amend Some Provisions of Our Charter. Our board of directors can amend our charter at any time to change some minor provisions, as specified by the Tennessee Business Corporation Act, or the "TBCA." However, any proposal to amend, alter, change, or repeal provisions of our restated charter relating to:

         -        our classified board of directors;

         -        the removal of directors; or

         - limitations on the ability of shareholders to call a shareholder's meeting.

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

requires approval by the affirmative vote both a majority of the members of our board of directors and three-fourths of the voting power of the shares entitled to vote on the amendments.

TENNESSEE ANTI-TAKEOVER LAW PROVISIONS

         Provisions in Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

         The Tennessee Business Combination Act. The Tennessee Business Combination Act, or the "Combination Act," provides that any person who is an affiliate or associate of a "resident domestic corporation," or the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the then outstanding voting shares of a "resident domestic corporation" is an "interested shareholder." We are currently a resident domestic corporation within the meaning of the Combination Act. An interested shareholder cannot engage in a business combination with a resident domestic corporation unless the combination:

         - takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting shares of the resident domestic corporation; and

         - either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Combination Act.

         These provisions apply unless one of two events occurs:

         - the business combination or the transaction that resulted in the acquiring shareholder becoming an interested shareholder is approved by the board of directors of the resident domestic corporation prior to the date that the acquiring shareholder becomes an interested shareholder of the resident domestic corporation; or

         - the business combination is exempt from the Combination Act because, among other things:

                  - in its original charter or original bylaws, the resident domestic corporation expressly elects not to be governed by the Combination Act; or

                  - the resident corporation enacts a charter amendment or bylaw to remove itself entirely from the Combination Act. This charter or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

         The Combination Act further provides an exemption from liability for officers and directors of resident corporations who do not approve proposed business combinations or charter or bylaw amendments removing their corporations from the Combination Act's coverage as long as the officers and directors act with the "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

         We have not adopted a provision in our charter or bylaws or any amendment to our charter or bylaws removing us from coverage under the Combination Act.

         The Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or we make an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

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

         The Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act, or the "Acquisition Act," strips a purchaser's shares of voting rights any time an acquisition of shares in a Tennessee corporation that has elected to be covered by the Tennessee Control Share Acquisition Act brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser's shares if the shares are not granted voting rights. We have elected not to make the Acquisition Act applicable to us. However, no assurance can be given that in the future we will not elect to make the Acquisition Act applicable to us.

         The effect of these provisions may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for our shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

         -        the director or officer acted in good faith;

         - in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest;

         - in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

         - in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

         In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that the personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

         - the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

         - the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

         - the officer or director breached his or her duty of care to the corporation.

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

         Our charter provides that, to the fullest extent permitted by the TBCA, no director shall be liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this provision relieves our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

         -        any breach of the director's duty of loyalty;

         - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

         -        any unlawful distributions.

         We currently have in effect an executive liability insurance policy which provides coverage for our directors and officers.

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

                BOOK ENTRY SYSTEM - THE DEPOSITORY TRUST COMPANY

         The new notes will be evidenced by global securities initially deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global securities may be transferred only to another nominee of DTC or to a successor of DTC or its nominee. Holders of notes to be issued in the exchange offer may hold their interests in the global securities directly through DTC or indirectly through organizations that are participants in DTC. Transfers among DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global securities to those persons.

         Holders that are not DTC participants may beneficially own interests in the global securities held by DTC only through DTC participants or indirect DTC participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a DTC participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global securities for all purposes. Except as provided below, owners of beneficial interests in the global securities will not:

         -        be entitled to have certificates registered in their names,

         - be entitled to receive physical delivery of certificates in definitive form, and

         -        be considered registered holders.

         We will make payments of interest, principal, redemption price or repurchase price of the global security for the new notes to Cede & Co., the nominee for DTC, as the registered holder of the global security for the new notes. We will make these payments by wire transfer of immediately available funds. Neither we, any trustee nor any paying agent will have any responsibility or liability for:

         - Records or payments on beneficial ownership interests in the global securities; or

         - Maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

         We have been informed that DTC's practice is to credit DTC participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the new notes. Payments by participants to owners of beneficial interests in the new notes represented by the global security held through DTC participants will be the responsibility of those participants.

         We will send any redemption notices to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed or converted. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those DTC participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

         A person having a beneficial interest in new notes represented by global securities may be unable to pledge that interest to persons or entities that do not participate in the DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

         DTC has advised us that it is:

         - a limited purpose trust company organized under the laws of the State of New York;

         -        a member of the Federal Reserve System;

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

         - a "clearing corporation" within the meaning of the Uniform Commercial Code, and

         -        a "clearing agency" registered pursuant to the provisions of
                  Section 17A of the Exchange Act.

         DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to DTC's book-entry system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

         DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as the depositary for the new notes and a successor depositary is not appointed by us within 90 days, we will cause new notes to be issued in definitive form in exchange for their global securities.

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                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax consequences to the holders of old convertible debentures who exchange some or all of their old convertible debentures for the new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations promulgated thereunder (the "Regulations"), and judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. Moreover, substantial uncertainties exist with respect to various federal income tax consequences of the exchange offer. We will not request a ruling from the Internal Revenue Service (the "IRS") on any tax issue connected with the exchange offer. Accordingly, we can give no assurance that the IRS will not challenge any of the tax positions described herein or that, if made, such a challenge will not be successful. The discussion below does not address the foreign, state or local tax consequences of the exchange offer, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including, but not limited to, dealers in securities or currencies, pass-through entities, life insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, persons that hold the old convertible debentures as part of an integrated investment (including a "straddle") consisting of the old convertible debentures and one or more other positions, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who, for federal income tax purposes, are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar). In addition, the discussion is generally limited to the federal income tax consequences to existing holders of the old convertible debentures and the initial holders of the new notes. It also does not describe any estate tax or gift tax consequences.

         HOLDERS OF THE OLD CONVERTIBLE DEBENTURES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS WE DESCRIBE IN THIS OFFERING MEMORANDUM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

         In the exchange offer, holders of the old convertible debentures will receive Series A Notes and Series B Notes. The federal income tax consequences of the exchange offer depend, in part, on whether the old convertible debentures and the new notes constitute "securities" for federal income tax purposes. The significance of this classification for federal income tax purposes is that an exchange of debt instruments which do not constitute securities is taxable while an exchange of securities is generally a tax-free recapitalization (subject to recognition of gain to the extent that cash or property other than securities is received). No loss can be recognized in a tax-free recapitalization.

         The term "security" is not defined in the Code or in the Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt and the extent to which the instrument represents an investment in the issuer's business. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e. g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. Each case, however, turns on its own facts, and no prior cases or rulings involve facts that are the same in all material respects as the facts surrounding the exchange offer. Therefore, inherent uncertainty exists regarding whether the old convertible debentures, the Series A Notes and the Series B are securities for tax purposes.

         Because the maturity of the Series A Notes is less than three months from the date of issuance, the Series A Notes almost certainly will not constitute "securities" for federal income tax purposes. In light of our financial position, it is possible that the Series B Notes would be considered "securities" for federal income tax purposes; because their maturity date is five and one-half years from their date of issuance, however, it is more likely that they are not "securities." While not free from doubt, it is likely that the existing old convertible debentures are not securities for federal income tax purposes because they had an original term of only five years and our financial position was stronger when they were issued. Accordingly, the following discussion assumes that the old convertible debentures, the Series A Notes and the Series B Notes do not constitute "securities" for federal income


                                       71
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tax purposes. In addition, although it is not free from doubt, the discussion assumes that the new notes are indebtedness and not equity for federal income tax purposes.

         Under the assumptions just discussed, the exchange of old convertible debentures for new notes will be a taxable exchange under the Code because the old convertible debentures are not securities for federal income tax purposes. Accordingly, a tendering old convertible debenture holder will recognize income, gain or loss in an amount equal to the difference between the tendering holder's adjusted tax basis in the old convertible debentures and the fair market value of the new notes, determined as described below, received in exchange therefor. The tendering holder's holding period in the new notes will begin the day after the exchange takes place, and the tendering holder's basis in the new notes will equal the fair market values thereof. The fair market value of the new notes will generally be their "issue price." For a discussion of the determination of the "issue price" of the new notes see below "Tax Consequences of Ownership and Disposition of the New Notes - Interest and Original Issue Discount."

         Where income, gain or loss is recognized by a tendering old convertible debenture holder, the character of such gain or loss as long-term or short term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the tendering old convertible debenture holder, whether the old convertible debentures constitute a capital asset in the hands of the tendering old convertible debenture holder and how long they have been held, whether any amount of the payment received by the tendering old convertible debenture holder is received in satisfaction of accrued interest during its holding period, whether the old convertible debentures were acquired at a "market discount" and whether and to what extent the tendering old convertible debenture holder had previously claimed a bad debt deduction. Any such gain or loss recognized by a tendering holder would be long-term capital gain or loss if the tendering holder held the old convertible debentures as capital assets and the tendering holder's holding period for the old convertible debentures exceeded one year. Generally, gain realized on net long term capital gains is subject to a preferential tax rate for certain taxpayers (including individuals).

         A tendering holder who purchased old convertible debentures from a prior holder at a market discount may be subject to the market discount rules of the Code. Under those rules, assuming that the tendering holder has made no election to amortize the market discount into income on a current basis, any gain or loss recognized on the exchange of such old convertible debentures (subject to a de minimis rule) generally would be characterized as ordinary income or loss to the extent of the accrued market discount on such old convertible debentures as of the date of the exchange.

         If contrary to the assumptions discussed above, the old convertible debentures and Series B Notes are securities for federal income tax purposes, but the Series A Notes are not securities, the exchange will be subject to the nonrecognition provisions of the Code (a "Recapitalization"). A holder will recognize gain only to the extent of the fair market value of the Series A Notes received in the exchange. Any gain recognized in the exchange would still be subject to the market discount rules as described above if they otherwise apply. In the event the exchange qualifies as a Recapitalization, a holder will not be entitled to recognize any loss on the exchange of old convertible debentures for new notes.

TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE NEW NOTES

Interest and Original Issue Discount

         If the "issue price" of either the Series A Notes or the Series B Notes is less than their "stated redemption price at maturity," then a holder of the new notes may be required to recognize imputed interest on account of such original issue discount ("OID") if such OID exceeds a statutorily defined de minimis amount. It is likely that the Series B Notes will be issued with a significant amount of OID.

         The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on the debt instrument, except for payments of stated interest that are unconditionally payable at least annually in cash or other property. In the case of debt instruments having a term of one year or less, all payments of interest are included in the determination of the instrument's "stated redemption price at maturity." Accordingly, the stated redemption price at maturity of the Series A Notes will be the sum of all principal payments and all interest

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

payments. In addition, the additional Series B Notes that are received as payment-in-kind interest are treated as additional amounts due under the Series B Notes and payable at maturity. Thus, the stated redemption price at maturity of the Series B Notes will be the sum of all the principal payments plus the total amounts due under the payment-in-kind instruments.

         The "issue price" of Series A Notes and the Series B Notes will depend upon whether the notes are "publicly traded." The notes are "publicly traded" if they are traded on an "established securities market" at any time during the sixty day period ending thirty days after the consummation of the exchange offer. Pursuant to applicable Regulations, an "established securities market" includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or
(ii) that price quotations for the new notes are readily available from dealers, brokers or traders. If either series of the new notes are publicly traded as described above, the "issue price" of such series will be their fair market value on the exchange date. It is anticipated that the Series B Notes will be publicly traded following their issuance, but it is unclear whether the Series A Notes will be publicly traded following their issuance. If the Series A Notes are not publicly traded as described above, but a significant portion of the old convertible debentures exchanged for the new notes were so traded, the issue price of the Series A Notes would be the fair market value of the old convertible debentures on the exchange date less the fair market value of the Series B Notes. Otherwise, the issue price of the Series A Notes will be their principal amount.

         If the stated redemption price at maturity of either the Series A Notes or the Series B Notes is greater than their respective issue price, such excess is considered OID. This OID will be treated for tax purposes as additional interest income that will accrue over the term of the new notes. Holders will generally be required to recognize any OID as it accrues, in addition to recognizing income as a result of coupon interest as it is paid or accrued in accordance with the holder's method of accounting. Accordingly, each holder generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income.

Subsequent Sale or Disposition of the New Notes

         A holder of the new notes will generally recognize capital gain or loss if the holder disposes of a new note in a sale, redemption or exchange of such note. The holder's gain or loss will equal the difference between the cash or the fair market value of other property received by the holder and the holder's adjusted tax basis in the new notes. A holder's adjusted tax basis in the new notes will equal the issue price of the new notes, increased by the amount of OID, if any, previously accrued. The portion of any proceeds that is attributable to accrued but unpaid interest will not be taken into account in computing the holder's capital gain or loss; instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income under the holder's regular method of tax accounting. For a discussion of the character of such gain see "Gain or Loss - In General," above.

TAX TREATMENT OF CONVERSION OF SERIES B NOTES

         A holder will generally not recognize any gain or loss upon the conversion of a Series B Note into common stock. The holder's basis in the common stock received on the conversion of a Series B Note would equal the holder's tax basis in the Series B Note that the holder converted. The holder's holding period for the stock would include the holding period such holder had with respect to the Series B Notes that was converted.

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

TAX TREATMENT OF OWNERSHIP AND DISPOSITION OF COMMON STOCK

         If, after converting a Series B Note, a holder receives a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in his common stock. Any remaining excess will be treated as capital gain. If the holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

         A holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder's holding period for the stock is more than one year.

TAX CONSEQUENCES TO AMERICAN RETIREMENT CORPORATION

         We will be required to realize cancellation of debt ("COD") income as a result of the exchange offer if, and to the extent, the outstanding balance (principal plus accrued but unpaid interest) of the old convertible debentures exceeds the issue price of the new notes delivered in the exchange offer. For a discussion of the issue price of the new notes see "Tax Consequences of Ownership and Disposition of the New Notes - Interest and Original Issue Discount" above. If we were to realize any COD income, unless the exchange occurs in a proceeding under Chapter 11, or unless we can establish that we are "insolvent" (i.e., our liabilities exceed the fair market value of our assets), we will be required to include such income in our gross income for federal income tax purposes. In that event, we anticipate that we will be able to offset such income by our available net operating loss carryovers or by losses incurred in the taxable year of the exchange.

TAX CONSEQUENCES TO NON-TENDERING HOLDERS

         There will be no tax consequences to a non-tendering holder that chooses to retain its old convertible debentures because there will be no alteration to the terms of the old convertible debentures.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 30 percent, but will be reduced to 29 percent effective January 1, 2004, and to 28 percent effective January 1, 2006. The information reporting and backup withholding rules do not apply to payments to corporations.

         Payments of interest or dividends to individual holders of exchange notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

         Payments made by a broker to a holder of old convertible debentures or common stock upon a sale of the old convertible debentures or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

         Any amounts withheld from a payment to a holder of new notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

         The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of the exchange offer and of holding and disposing of exchange notes or common stock, including the consequences of any proposed change in applicable laws.

                              PLAN OF DISTRIBUTION

         We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer.

         UNDER CURRENT INTERPRETATIONS OF THE SEC, SECURITIES THAT ARE OBTAINED IN A SECTION 3(A)(9) EXCHANGE GENERALLY ASSUME THE SAME CHARACTER (I.E., RESTRICTED OR UNRESTRICTED) AS THE SECURITIES THAT HAVE BEEN SURRENDERED. UNLESS YOU ARE AN AFFILIATE OF OUR COMPANY: (1) YOUR OLD CONVERTIBLE DEBENTURES ARE FREE FROM RESTRICTIONS ON TRANSFER; (2) WE BELIEVE THAT THE SERIES A NOTES AND THE SERIES B NOTES YOU WILL RECEIVE IF YOU ELECT TO PARTICIPATE IN THE EXCHANGE OFFER WILL ASSUME THE SAME CHARACTER AS THE UNRESTRICTED OLD CONVERTIBLE DEBENTURES THAT YOU TENDER IN THE EXCHANGE OFFER AND WILL BE DEEMED TO BE UNRESTRICTED SECURITIES; AND (3) AS A RESULT, YOU WILL BE ABLE TO FREELY TRANSFER THE SERIES A NOTES AND THE SERIES B NOTES.

         We have agreed to pay all expenses incident to the exchange offer, other than transfer taxes and commissions or concessions of any broker or dealer.

         We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the old convertible debentures, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

                              INDEPENDENT AUDITORS

         Our consolidated financial statements as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which are incorporated by reference into this offering memorandum, have been audited by KPMG LLP, independent accountants, as stated in their report, which includes an explanatory paragraph describing factors that raise substantial doubt about the Company's ability to continue as a going concern.

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

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D. C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available on the SEC's website at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         We are incorporating by reference in this offering memorandum the information that we file with the SEC, which means that we are disclosing important information to you by referring you to the documents filed with the SEC containing that information. The information incorporated by reference is an important part of this offering memorandum and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the expiration of the exchange offer made by this offering memorandum:

         -        Our Annual Report on Form 10-K for the year ended December 31,
                  2001;

         -        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2002;

         - Our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002; and

         - Our Current Reports on Form 8-K dated February 22, 2002, April 1, 2002, May 16, 2002, August 15, 2002, August 15, 2002 and
                  August 29, 2002.

         You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

                           American Retirement Corporation
                           111 Westwood Place, Suite 200
                           Brentwood, Tennessee  37027
                           Attention: Corporate Secretary
                           (615) 221-2250

         You should rely only on the information incorporated by reference or provided in this offering memorandum or any supplement to this offering memorandum. We have not authorized anyone else to provide you with different information. You should not assume that the information in this offering memorandum or any supplement to this offering memorandum is accurate as of any date other than the date on the cover page of this offering memorandum or any supplement.

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

         Letters of Transmittal, certificates for the old convertible debentures and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

                         U.S. BANK NATIONAL ASSOCIATION

    By Registered or Certified Mail:        By Overnight Courier and Hand                 By Facsimile:
                                                      Delivery:
                                                                                         (651) 244-1537
            U.S. Bank, N.A.                        U.S. Bank, N.A.              (For Eligible Institutions Only)
     180 East 5th Street, 4th Floor               Bond Drop Window
           St. Paul, MN 55101              180 East 5th Street, 4th Floor             Confirm by Telephone:
    Attn: Specialty Finance Group -              St. Paul, MN 55101                      (651) 244-4512
                 Dan Strantz             Attn: Specialty Finance Group -
                                                     Dan Strantz

         Any questions regarding procedures for tendering old convertible debentures or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the information agent:


                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                             Banks and Brokers call:
                          (212) 269-5550 (call collect)
                                All others call:
                           (800) 735-3591 (toll free)


         Any questions regarding the terms of this offering memorandum should be directed to the company:

                         AMERICAN RETIREMENT CORPORATION
                          111 Westwood Place, Suite 200
                           Brentwood, Tennessee 37027
                           Attention: Ross C. Roadman
                      Telephone: (800) 663-0766 (toll free)